SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CURTISS-WRIGHT CORPORATION
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Dear Valued Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Curtiss-Wright Corporation to be held on Friday, May 10, 2013, at the Sheraton Parsippany Hotel, 199 Smith Road, Parsippany, New Jersey 07054, commencing at 10:00 a.m. local time.

The Notice of Annual Meeting and Proxy Statement which follows this letter provide information concerning matters to be considered and acted upon at the annual meeting. We will provide a brief report on our business followed by a question and answer period at the annual meeting.

This year, in accordance with rules adopted by the U.S. Securities and Exchange Commission, we are using the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials. We will instead send our stockholders a notice with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone. The notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.

We know that many of you are unable to attend the annual meeting in person. The proxies that we solicit give you the opportunity to vote on all matters that are scheduled to come before the annual meeting. Whether or not you plan to attend, you can be sure that your shares are represented by promptly voting and submitting your proxy by phone or by Internet as described in the following materials, or if you request that proxy materials be mailed to you, by completing, signing, dating, and returning your proxy card enclosed with those materials in the postage-paid envelope provided to you.

On behalf of your Board of Directors, management, and our employees, I would like to express our appreciation for your continued support.

Sincerely,

MARTIN R. BENANTE Chairman and Chief Executive Officer

CURTISS-WRIGHT CORPORATION
10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the holders of the common stock of Curtiss-Wright Corporation:

Notice is hereby given that the annual meeting of stockholders (the “Annual Meeting”) of Curtiss-Wright Corporation, a Delaware corporation (the “Company”), will be held on Friday, May 10, 2013, at the Sheraton Parsippany Hotel, 199 Smith Road, Parsippany, New Jersey 07054, commencing at 10:00 a.m. local time, for the following purposes:

(1)	To elect nine Directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013;

(3)	To hold an advisory (non-binding) vote on Executive Compensation; and

(4)	To consider and transact such other business as may properly come before the Annual Meeting.

Only record holders of the Company’s common stock at the close of business on March 15, 2013, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available for examination by any stockholder(s) at the Annual Meeting and at the offices of the Company, 10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054, during the ten days preceding the Annual Meeting date.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who plan to attend the Annual Meeting in person are nevertheless requested to vote their shares electronically over the Internet or by telephone, or if you receive a proxy card in the mail, by mailing the completed proxy card to make certain that their vote will be represented at the Annual Meeting should they be prevented unexpectedly from attending.

By Order of the Board of Directors,

March 28, 2013	MICHAEL J. DENTON Vice President, Corporate Secretary and General Counsel

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE, OR IF YOU RECEIVE A PAPER PROXY CARD, PLEASE FILL IN, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Friday, May 10, 2013. A combined Proxy Statement/2012 Annual Report on Form 10-K and informational brochure to security holders are available at: www.proxyvote.com.

CURTISS-WRIGHT CORPORATION
10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054

PROXY STATEMENT

PURPOSE

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Curtiss-Wright Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on Friday, May 10, 2013, at 10:00 a.m. local time, at the Sheraton Parsippany Hotel, 199 Smith Road, Parsippany, New Jersey 07054, and at any adjournments thereof.

INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is furnishing proxy materials to its stockholders primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. The Company believes this process will help it reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which the Company’s stockholders can access these materials. On or about March 28, 2013, the Company will mail to each stockholder (other than those stockholders who previously had requested paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this Proxy Statement and the Company’s 2012 Annual Report on Form 10-K filed with the SEC, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. The Company may at its discretion voluntarily choose to mail or deliver a paper copy of the proxy materials, including this Proxy Statement and the Company’s 2012 Annual Report on Form 10-K filed with the SEC, to one or more stockholders.

INFORMATION CONCERNING THE ANNUAL MEETING

Mailing and Solicitation. A combined Proxy Statement/2012 Annual Report on Form 10-K and accompanying form of proxy card set forth in Appendix A hereto are being distributed or made available via the Internet to the Company’s stockholders on or about March 28, 2013. For information about stockholders’ eligibility to vote at the Annual Meeting, please see “Record Date and Outstanding Stock” below. The cost of the solicitation of proxies will be paid by the Company. The solicitation is to be made primarily by mail but may be supplemented by telephone calls and personal solicitation by officers and other employees of the Company. The Company will reimburse banks and nominees for their expenses in forwarding proxy materials to the Company’s beneficial owners.

Proxies. Whether or not you plan to attend the Annual Meeting, the Company requests that you vote prior to the Annual Meeting: (i) via the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials, (ii) via telephone, by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or (iii) via mail, by completing, signing, dating and mailing a paper proxy card in a postage-paid return envelope, which a stockholder can request as outlined in the Notice of Internet Availability of Proxy Materials. A control number, contained in the Notice of Internet Availability of Proxy Materials, is designed to verify your identity and allow you to vote your shares, and confirm that your voting instructions have been properly recorded.

If your shares are registered directly in your name, you are the holder of record of these shares and the Company is sending a Notice of Internet Availability of Proxy Materials directly to you. As the holder of record, you have the right to vote by one of the three ways mentioned above or in person at the Annual Meeting. If your shares are held in “street name”, your bank, broker or other nominee is sending to you a Notice of Internet Availability of Proxy Materials. As a holder in street name, you have the right to direct your bank, broker, or other nominee how to vote by submitting voting instructions in the manner directed by your bank, broker, or other nominee. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from your bank, broker or other nominee and bring that proxy to the Annual Meeting.

Broker non-votes. Under the rules of the New York Stock Exchange (“NYSE”), a bank, broker, or other nominee who holds shares in “street name” for customers is precluded from exercising voting discretion with respect to the approval of non-routine matters (so called “broker non-votes”) in the absence of specific instructions from such customers. The (1) election of Directors (see Proposal One) and (2) advisory (non-binding) vote on Executive Compensation (See Proposal Three) are considered “non-routine” matters under applicable NYSE rules and, therefore, a bank, broker, or other nominee is not entitled to vote the shares of Company common stock unless the beneficial owner has given instructions. As such, there may be broker non-votes with respect to these proposals. On the other hand, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013 (see Proposal Two) is considered a “routine” matter under applicable NYSE rules, therefore, a bank, broker, or other nominee will have discretionary authority to vote the shares of Company common stock if the beneficial owner has not given instructions and no broker non-votes will occur with respect to this proposal.

Voting In Accordance With Instructions. The shares represented by your properly submitted proxy received by mail, telephone, Internet or in person will be voted in accordance with your instructions. If you are a registered holder and you do not specify in your properly submitted proxy how the shares represented thereby are to be voted, your shares will be voted:

(1)	“FOR” the election as Directors of the nominees proposed (see Proposal One),

(2)	“FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013 (see Proposal Two), and

(3)	“FOR” the compensation of the Company’s named executive officers under the proposal regarding the advisory (non-binding) vote on Executive Compensation (see Proposal Three).

If your shares are held in street name and you do not specify how the shares represented thereby are to be voted, your bank, broker, or other nominee may exercise its discretionary authority to vote on Proposal Two only.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting, but if other matters are properly brought before the Annual Meeting, shares represented by properly completed proxies received by mail, telephone, Internet, or in person will be voted in accordance with the judgment of the persons named as proxies.

Signatures in Certain Cases. If a stockholder is a corporation or unincorporated entity such as a partnership or limited liability company, the enclosed proxy should be signed in its corporate or other entity name by an authorized officer or person and his or her title should be indicated. If shares are registered in the name of 2 or more trustees or other persons, the proxy must be signed by a majority of them. If shares are registered in the name of a decedent, the proxy should be signed by the executor or administrator and his or her title should follow the signature.

Revocation of Proxies. Whether the proxy is submitted via the Internet, telephone or mail, stockholders have the right to revoke their proxies at any time before a vote is taken. If your shares are registered in your name, you may revoke your proxy (1) by notifying the Corporate Secretary of the Company in writing at the Company’s address given above, (2) by executing a new proxy bearing a later date or by submitting a new proxy by telephone or the internet on a later date, provided the new proxy is received by Broadridge Financial Solutions Inc. (which will have a representative present at the Annual Meeting) before the vote, (3) by attending the Annual Meeting and voting in person, or (4) by any other method available to stockholders by law. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke your vote before the Annual Meeting.

Record Date and Outstanding Stock. The close of business on March 15, 2013 has been fixed as the record date of the Annual Meeting, and only stockholders of record at that time will be entitled to vote. The only capital stock of the Company outstanding is the common stock, par value $1.00 per share (the “Common Stock”). As of March 15, 2013, there were 46,717,201 shares of Common Stock outstanding constituting all the capital stock of the Company entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held.

Quorum. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Required Vote.

Election of Directors: A plurality of the Common Stock present in person or represented by proxy at the Annual Meeting will elect as Directors the nominees proposed (see Proposal One). However, under our corporate governance guidelines, in an uncontested election where the only nominees are those recommended by the Board, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender his or her resignation following certification of the stockholder vote. The Committee on Directors and Governance is required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose their decision-making process. Full details of this policy are set out under “Proposal One: Election of Directors” on page 3 of this Proxy Statement.

Ratification of Deloitte & Touche LLP: The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

Advisory (non-binding vote) on Executive Compensation: The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required to approve, on an advisory basis, the compensation of our Named Executive Officers.

Calculating Votes. Under the Delaware General Corporation Law, an abstaining vote and a broker non-vote are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will not be counted as having voted either for or against the election of directors listed in Proposal One. With respect to Proposals Two and Three, abstentions will be counted as votes against such Proposals. Broker non-votes will not be counted as having voted either for or against any of the Proposals.

Dissenter’s Rights of Appraisal. The stockholders have no dissenter’s rights of appraisal under the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation or the Company’s Amended and Restated By-Laws with respect to the matters to be voted on at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

General Information

At the date of this Proxy Statement, the Board of Directors of the Company (the “Board” or “Board of Directors”) consists of nine members, eight of whom are non-employee Directors. After extensive discussion, the Board voted on February 12, 2013 to retain John R. Myers as a director for one additional year despite the Board’s vote on May 7, 2011 to retain Mr. Myers as a director for only one year beyond reaching his 75th birthday. The Board believes that this action is in the best interest of the Company as it retains continuity in Board experience so that the Board’s operations would not be adversely affected in having to replace Mr. Myers and also allows the new Directors elected within the past two years the benefit of working with Mr. Myers and having an extended opportunity to learn Board practices and culture.

The Committee on Directors and Governance of the Board of Directors has recommended and our full Board of Directors has nominated Martin R. Benante, Dean M. Flatt, S. Marce Fuller, Dr. Allen A. Kozinski, John R. Myers, John B. Nathman, Robert J. Rivet, Dr. William W. Sihler, and Albert E.

Smith, each currently serving Directors, to be elected to the Board for a one year term. Each nominee has indicated his or her willingness to serve. In the event that any nominee should become unavailable for election, the persons named in the proxy may vote for the election of a substitute nominee.

Directors will be elected by a plurality of votes properly cast (in person or by proxy) at the Annual Meeting. This means that a person will be elected who receives the first through ninth highest number of votes, even if he or she receives less than a majority of the votes cast. Therefore, stockholders who do not vote or withhold their vote from one or more of the proposed nominees and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the Annual Meeting. However, under our corporate governance guidelines, in an uncontested election of Directors where the only nominees are those recommended by the Board (which is the case for the election of Directors at this Annual Meeting), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) is required to tender his or her resignation following certification of the stockholder vote. The Committee on Directors and Governance must promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Committee on Directors and Governance recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K filed with the SEC. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Committee on Directors and Governance recommendation or the Board action regarding whether to accept or reject the resignation offer.

As further discussed in the section titled “Broker non-votes” on page 2 of this Proxy Statement, if you own shares of Common Stock through a bank, broker or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares of Common Stock so that your vote can be counted on this Proposal One.

Information Regarding Nominees

Set forth below is information with respect to the nominees for Directors. Such information includes the principal occupation of each nominee for Director during, at least, the past five years, as well as a brief description of the particular experience, qualifications, attributes or skills that qualify the nominee to serve as a Director of the Company.

Martin R. Benante, age 60, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since April 2000. He has been a Director of the Company since 1999.

Mr. Benante has been an employee of the Company for more than 34 years, serving at times in increasing levels of managerial responsibility, such as general manager at the Company’s Target Rock division, then President of the Company’s Flow Control segment, then Vice President of the Company, and then as President and Chief Operating Officer of the Company before serving in his present capacity. Mr. Benante’s ability to lead and grow the Company and in-depth knowledge of the Company’s business segments and industries in which they operate, as evidenced by the Company’s strong growth during his tenure as Chief Executive Officer provides the Company a competitive advantage in continuing to improve long-term performance and increase stockholder value.

Dean M. Flatt, age 62, served as President and Chief Operating Officer of Honeywell International Inc.’s Defense and Space business from July, 2005 to July, 2008. Prior to that, he served as President of Honeywell International Inc.’s Aerospace Electronics Systems business from December, 2001 to July, 2005, and also served as President of Honeywell International Inc.’s Specialty Materials and Chemicals business from July, 2000 to December, 2001. Since May, 2010, he has been a member of the Operating Executive Board of JF Lehman & Company, a private equity investment firm. Further, he is serving as a director of Ducommun Incorporated and Industrial Container Services, Inc. since January, 2009 and January, 2012, respectively. He has been a Director of the Company since February 2012 and serves as a member of the Audit Committee and the Committee on Directors and Governance.

Mr. Flatt has an in-depth understanding of the aerospace industry, evidenced by his past employment in high level managerial positions at Honeywell International Inc., a leading global supplier of aerospace products, one of the Company’s major markets. In addition, Mr. Flatt has extensive experience in evaluating new business opportunities gained while serving on the executive board of a private equity firm. Furthermore, Mr. Flatt has extensive managerial experience in operating a business at the director level, serving as a current director of Ducommun Incorporated and Industrial Container Services, Inc. Mr. Flatt’s ability to lead a company at one of the highest levels of management, coupled with his in-depth knowledge of the aerospace industry and private equity investing provides the Company with a competitive advantage in seeking new opportunities and platforms for its aerospace industry products and services, as well as strengthening the ability of the Company to select strategic acquisitions.

S. Marce Fuller, age 52, was the President and Chief Executive Officer of Mirant Corporation from July 1999 to October 2005 and a Director of Mirant Corporation from July 1999 until January 2006. Since October 2001, she has served as a Director of Earthlink, Inc. where she is currently the lead director and Chairperson of the Governance Committee. She has been a Director of the Company since 2000 and serves as Chairperson of the Executive Compensation Committee, a member of the Audit Committee, and as a member of the Committee on Directors and Governance.

Ms. Fuller has an in-depth understanding of the power generation industry, evidenced by her past employment at Southern Energy and Mirant Corporation, both leading power generation companies. At these companies, Ms. Fuller served at times in increasing levels of managerial responsibility, beginning with Vice President at Southern Energy and then as President and Chief Executive Officer of both Southern Energy and Mirant Corporation. Ms. Fuller’s ability to lead a company at the highest level of management, coupled with her in-depth knowledge of the power generation industry, one of the Company’s largest markets, provides the Company a competitive advantage in seeking new opportunities and platforms for its power generation industry products and services.

Dr. Allen A. Kozinski, age 71, served as Group Vice President, Global Refining of BP PLC from 1998 through 2002. He has been a Director of the Company since 2007 and serves as Chairperson of the Committee on Directors and Governance and as a member of the Finance Committee.

Mr. Kozinski has an in-depth understanding of the oil and gas industry, evidenced by his past employment at Amoco Corporation and BP, both leading oil and gas companies. At these companies, Mr. Kozinski served at times in increasing levels of managerial responsibility, beginning with business unit manager and then Vice President, Technology, Engineering and International Development at Amoco, and Group Vice President, Global Refining at BP. Mr. Kozinski’s ability to lead a company’s business segment at a high level of management, coupled with his in-depth knowledge of the oil and gas industry, one of the Company’s largest markets, provides the Company a competitive advantage in seeking new opportunities and platforms for its oil and gas industry products and services.

John R. Myers, age 76, served as Chairman and Chief Executive Officer of Tru-Circle Corporation from June 1999 to July 2003. From 1993 to 1999 he was a limited partner of Carlisle Enterprises, a private equity group and since 2005 he has served as an Operating Partner of First Atlantic Capital Corporation, a private equity group. From 1994 to May 2002 he served as a Director of Iomega Corporation. He has been a Director of the Company since 1996 and serves as a member of the Executive Compensation Committee and the Committee on Directors and Governance.

Mr. Myers has extensive managerial experience in operating a business at both the officer and director level, evidenced by his service at both Tru-Circle Corporation and Iomega Corporation. In addition, Mr. Myers has an in-depth understanding of the aerospace industry gained while employed by Tru-Circle Corporation, Garrett Aviation Services, and Textron Lycoming Engines, one of the Company’s major markets. Furthermore, Mr. Myers has extensive experience in evaluating new business opportunities gained while working at private equity investment companies. Mr. Myer’s ability to lead a company at the highest level of management and his knowledge of the aerospace industry and private equity investing provides the Company with a competitive advantage in seeking new opportunities and platforms for its aerospace industry products and services, as well as strengthening the ability of the Company to select strategic acquisitions.

Admiral (Ret.) John B. Nathman, age 64, served as commander of U.S. Fleet Forces Command from February 2005 to May 2007. From August 2004 to February 2005 he served as Vice Chief of Naval Operations in the U.S. Navy. From August 2002 to August 2004 he served as Deputy Chief of Naval Operations for Warfare Requirements and Programs at the Pentagon. From October 2001 to August 2002 he served as Commander, Naval Air Forces. From August 2000 to October 2001 he served as Commander of Naval Air Forces, U.S. Pacific Fleet. He has been a Director of the Company since 2008 and serves as a member of the Finance Committee and the Committee on Directors and Governance.

Admiral Nathman’s strong leadership, coupled with an in-depth understanding of U.S. defense spending and military products, evidenced by 37 years of service in high-level commands in the United States Navy, provides the Company a competitive advantage in seeking new opportunities and platforms for its defense industry products and services.

Robert J. Rivet, age 59, was Executive Vice President, Chief Operations and Administrative Officer of Advanced Micro Devices, Inc. from October 2008 to February 2011, and was Executive Vice President, Chief Financial Officer of Advanced Micro Devices, Inc. from September 2000 until October 2009. Since 2009, he has served as a Director of Globalfoundries Inc. He has been a Director of the Company since 2011 and serves as a member of the Audit Committee, the Executive Compensation Committee, and the Finance Committee.

Mr. Rivet has an in-depth understanding of the preparation and analysis of financial statements based upon his 35 years of financial experience, including nine years as Chief Financial Officer of Advanced Micro Devices. In addition, Mr. Rivet led numerous acquisition and divestiture activities while at Advanced Micro Devices and Motorola Corporation. Mr. Rivet’s extensive financial knowledge will be an invaluable asset to the Board in its oversight of the integrity of the Company’s financial statements and the financial reporting process. Additionally, his in-depth understanding of high-technology industries such as the semiconductor business, and experience in mergers and acquisitions provides the Company a competitive advantage in seeking new strategic business opportunities and acquisitions.

Dr. William W. Sihler, age 75, has been the Ronald E. Trzcinski Professor of Business Administration, Darden Graduate School of Business Administration, University of Virginia since 1984. Since 1992 he has served as Director, President, and Treasurer of Southeastern Consultants Group, Ltd. He has been a Director of the Company since 1991 and serves as Chairperson of the Audit Committee and a member of the Finance Committee.

Dr. Sihler’s in-depth understanding of financial analysis and financial management, and his ability to assess risk, developed over 42 years from teaching financial analysis and financial management courses at graduate school, is an invaluable asset to the Board in order for it to effectively evaluate risk and oversee financial management for the Company.

Albert E. Smith, age 63, served as Chairman of Tetra Tech, Inc. from March 2006 to January 2008 and has been a director of Tetra Tech since May 2005. He has been a director of CDI Corp. since October 2008. From 2002 to 2005, he served as a member of the Secretary of Defense’s Science Board. Mr. Smith was employed at Lockheed Martin Corp. from August 1985 to January 2005. Mr. Smith served as an Executive Vice President of Lockheed Martin from September 1999 until June 2005. He has been a Director of the Company since 2006 and serves as Chairperson of the Finance Committee and a member of the Executive Compensation Committee.

Mr. Smith has an in-depth understanding of the aerospace industry, evidenced by his past employment at Lockheed Martin, a leading aerospace company. At Lockheed, Mr. Smith served in high level managerial positions. In addition, Mr. Smith has extensive managerial experience in operating a business at the director level, serving as a current director of Tetra Tech and CDI Corp., both public companies. Mr. Smith’s experience as a director at other public companies and ability to lead a company at one of the highest levels of management, coupled with his in-depth knowledge of the aerospace industry, one of the Company’s largest markets, provides the Company a competitive advantage in seeking new opportunities and platforms for its aerospace industry products and services.

Directorships at Public Companies

The following table sets forth any directorships at other public companies and registered investment companies held by each nominee for Director at any time during the past five years.

Name of Director	Company
Dean M. Flatt	Ducommun Incorporated
S. Marce Fuller	Earthlink, Inc.
Albert E. Smith	Tetra Tech Inc. CDI Corporation

Certain Legal Proceedings

Mirant Bankruptcy. Ms. Fuller was the President and Chief Executive Officer of Mirant Corporation from July 1999 to October 2005 and a Director of Mirant Corporation from July 1999 until January 2006. She also served as a director or executive officer of many of Mirant’s subsidiaries during such period of time. In July 2003, Mirant Corporation and most of its North American subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code or under the Companies Creditors’ Arrangement Act in Canada. Mirant Corporation emerged from bankruptcy proceedings in January 2006.

Compensation of Directors

For information concerning compensation of our Directors, please see “Compensation of Directors” below.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines and Compliance

The Board of Directors has adopted corporate governance guidelines that provide the framework for the governance of the Company. The corporate governance guidelines are available within the Corporate Governance section of the Company’s website at www.curtisswright.com or by sending a request in writing to the Corporate Secretary, Curtiss-Wright Corporation, 10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054.

The corporate governance guidelines address, among other things, standards for Director independence, meetings of the Board, executive sessions of the Board, committees of the Board, the compensation of Directors, duties of Directors to the Company and its stockholders, and the Board’s role in management succession. The Board reviews these principles and other aspects of governance annually.

Meetings of the Board

The Board has regularly scheduled meetings each year and special meetings are held as necessary. In addition, management and the Directors communicate informally on a variety of topics, including suggestions for Board or committee agenda items, recent developments, and other matters of interest to the Directors. Each Director has full access to management.

A meeting of the Company’s non-employee Directors in executive session without any employee Directors or members of management present is scheduled at every regularly scheduled Board meeting. During 2012, the non-employee Directors met 10 times in executive session. The Board appoints a Lead Independent Director for such executive sessions on a rotating basis. The Lead Independent Director reviews the agenda items from the meeting with all non-employee Directors and leads discussions with the independent Board members and coordinates follow up discussions with management.

Directors are expected to attend all meetings of the Board and each committee on which they serve. In 2012, the Board held 17 meetings and committees of the Board held a total of 22 meetings. During 2012, no Director attended less than 75% of the aggregate number of meetings of the Board of Directors or of the committee or committees on which he or she served, which were held during the period that he or she served.

The Company does not have a formal policy with respect to Director attendance at the annual meeting of stockholders. The Company believes that the potential expense involved with requiring all non-employee Directors to attend the annual meeting of stockholders outweighs the benefit of such attendance because meeting agenda items are generally uncontested, nearly all shares voted are voted by proxy, and stockholder attendance at the meetings is traditionally very low. Accordingly, no non-employee Directors attended the Company’s 2012 annual meeting of stockholders. Martin R. Benante, the Company’s Chairman of the Board and Chief Executive Officer, did attend the Company’s 2012 annual meeting of stockholders and will attend the Company’s 2013 annual meeting of stockholders where he will be available for questions.

Communication with the Board

Stockholders, employees, and other interested parties wishing to contact the Board directly may initiate in writing any communication with: (i) the Board, (ii) any committee of the Board, (iii) the non-employee Directors as a group, or (iv) any individual non-employee Director by sending the communication to Dr. William W. Sihler, c/o Southeastern Consultants Group, Ltd., P.O. Box 5645, Charlottesville, Virginia, 22905. The name of any specific intended Board recipient should be noted in the communication. However, prior to forwarding any correspondence, Dr. Sihler will review such correspondence and, in his discretion, not forward certain items if they are deemed to be of a commercial nature or sent in bad faith.

Director Independence

The corporate governance guidelines provide independence standards generally consistent with the New York Stock Exchange listing standards. These standards specify the criteria by which the independence of the Company’s Directors will be determined, and require annually the Board to determine affirmatively that each independent Director has no material relationship with the Company other than as a Director. The Board has adopted the standards set out in the corporate governance guidelines, which are posted within the Corporate Governance section of the Company’s website at www.curtisswright.com, for its evaluation of the materiality of any Director relationship with the Company. To assist in the Board’s determination, each Director completed materials designed to identify any relationship that could affect the Director’s independence. On the basis of those materials and the standards described above, the Board has determined that the following Directors are “independent” as required by the New York Stock Exchange listing standards and the Board’s corporate governance guidelines: Dean M. Flatt, S. Marce Fuller, Dr. Allen A. Kozinski, John R. Myers, John B. Nathman, Robert J. Rivet, Dr. William W. Sihler, and Albert E. Smith. Mr. Benante does not meet the corporate governance guidelines independence test and NYSE independence listing standards due to his current position as Chairman and Chief Executive Officer of the Company. There were no other transactions, relationships, or arrangements not otherwise disclosed that were considered by the Board of Directors in determining whether any of the Directors are independent.

All members of the Audit Committee, the Executive Compensation Committee, the Finance Committee, and the Committee on Directors and Governance are independent Directors as defined in the New York Stock Exchange listing standards and in the standards in the Company’s corporate governance guidelines.

Code of Conduct

The corporate governance guidelines contain a code of conduct that applies to every Director. The Company also maintains a code of conduct that applies to every employee, including the Company’s Chief Executive Officer, Chief Financial Officer, and Corporate Controller. The Company designed the corporate governance guidelines and the code of conduct to ensure that its business is conducted in a consistently legal and ethical manner. The corporate governance guidelines include policies on, among other things, conflicts of interest, corporate opportunities, and insider trading. The Company’s code of conduct applicable to its employees includes policies on, among other things, employment, conflicts of interest, financial reporting, the protection of confidential information, and insider trading and requires strict adherence to all laws and regulations applicable to the conduct of the Company’s business. The Company will disclose any waivers of the codes of conduct pertaining to Directors or senior financial executives on its website at www.curtisswright.com in accordance with applicable law and the requirements of the NYSE corporate governance standards. To date, no waivers have been requested or granted. The Company’s code of conduct is available within the Corporate Governance section of the Company’s website at www.curtisswright.com or by sending a request in writing to the Corporate Secretary, Curtiss-Wright Corporation, 10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054.

Board Committees

The Board of Directors has an Audit Committee, an Executive Compensation Committee, a Committee on Directors and Governance, and a Finance Committee. The Board has adopted a written charter for each of these committees. The full text of each charter is available within the Corporate Governance section of the Company’s website at www.curtisswright.com or by sending a request in writing to the Corporate Secretary, Curtiss-Wright Corporation, 10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054. The current membership of each committee is as follows:

Director	Audit Committee		Executive Compensation Committee		Committee on Directors and Governance		Finance Committee

Dean M. Flatt	X				X

S. Marce Fuller	X		X	(1)	X

Dr. Allen A. Kozinski					X	(1)	X

John R. Myers			X		X

John B. Nathman					X		X

Robert J. Rivet	X		X				X

Dr. William W. Sihler	X	(1)					X

Albert E. Smith			X				X	(1)

(1)	Denotes Chairperson

Audit Committee. The Audit Committee presently consists of 4 directors. The Audit Committee met 5 times during 2012. The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function; the annual independent audit of the Company’s financial statements; the performance, qualifications, and independence of its independent registered public accounting firm; risk assessment and management; and the Company’s compliance and ethics programs.

Each member of the Audit Committee meets the independence requirements of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, and the Company’s corporate governance guidelines. In accordance with New York Stock Exchange requirements, the Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The Board has also determined that at least one member of the Audit Committee, Robert J. Rivet, is an “audit committee financial expert” as defined in the rules of the SEC.

Executive Compensation Committee. The Executive Compensation Committee presently consists of 4 directors. The Executive Compensation Committee met 10 times during 2012. Each member of the Executive Compensation Committee meets the independence requirements of the New York Stock Exchange and the Company’s corporate governance guidelines.

The Executive Compensation Committee determines the compensation of the Chief Executive Officer and recommends to the full Board the compensation levels for the remaining executive officers of the Company. The Executive Compensation Committee also oversees the administration of the Company’s executive compensation programs and reviews and evaluates compensation arrangements to assess whether they could encourage undue risk taking. In fulfilling its responsibilities, the Executive Compensation Committee may retain a consultant. For a discussion concerning the process and procedures for the consideration and determination of executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

Committee on Directors and Governance. The Committee on Directors and Governance presently consists of 5 directors. The Committee on Directors and Governance met 3 times during 2012. The Committee on Directors and Governance develops policy on the size and composition of the Board, criteria for Director nomination, procedures for the nomination process, and compensation paid to Directors. The committee identifies and recommends candidates for election to the Board. Each member of the Committee on Directors and Governance meets the independence requirements of the New York Stock Exchange and the Company’s corporate governance guidelines.

Finance Committee. The Finance Committee presently consists of 5 directors. The Finance Committee met 4 times during 2012. The Finance Committee, among other things, advises the Board regarding the capital structure of the Company, the Company’s dividend policy, and the investment managers and policies relating to the Company’s defined benefit plans. Each member of the Finance Committee meets the independence requirements of the New York Stock Exchange and the Company’s corporate governance guidelines.

Board Leadership Structure

The Company is focused on strong corporate governance practices and values independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. The Company’s commitment to independent oversight is demonstrated by the independence of all directors, except our Chairman. In addition, as discussed above, all of the members of the Board’s Audit Committee, Finance Committee, Executive Compensation Committee, and Committee on Directors and Governance are independent.

The Chairman and Chief Executive Officer roles reside in one individual, Martin R. Benante. The Board believes at this time it is in the best interests of the Company and its stockholders for one person to serve as Chairman and Chief Executive Officer. Serving as Chief Executive Officer for the past 13 years, Mr. Benante possesses in-depth knowledge of the Company and its industries, as well as the issues, opportunities, and challenges it faces. Thus, he is best positioned to provide direction and highlight issues that ensure the Board of Directors’ time and attention are focused on the most critical matters. In addition, the Board has determined that this leadership structure is optimal because it believes that having one leader serving as both Chairman and Chief Executive Officer fosters decisive leadership, accountability, effective decision-making, and alignment on corporate strategy. Having one person serve as Chairman and Chief Executive Officer also enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees, customers, and suppliers. In light of Mr. Benante’s knowledge of the Company’s business and industries, and his experience successfully navigating the Company through both strong and challenging periods, his ability to speak as both Chairman and Chief Executive Officer provides the Company with strong unified leadership.

Mr. Benante fulfills his responsibilities in chairing the Board through close interaction with the Lead Independent Director. The Board appoints a Lead Independent Director for each non-employee Director executive session on a rotating basis. This Board leadership structure works effectively for the Company as demonstrated by the Company’s growth and performance. The Board has structured the role of its Lead Independent Director to strike an appropriate balance between well-focused and independent leadership on the Board. The Lead Independent Director serves as the focal point for independent Directors regarding resolving conflicts with the Chief Executive Officer, or other independent Directors, and coordinating feedback to the Chief Executive Officer on behalf of independent Directors regarding business issues and Board management. The Lead Independent Director is expected to foster a cohesive Board that supports the Chief Executive Officer’s ultimate goal of creating stockholder value. In this regard, the Lead Independent Director’s responsibilities include convening and presiding over executive sessions attended only by non-employee Directors, communicating to the Chief Executive Officer the substance of discussions held during those sessions to the extent requested by the participants, serving as a liaison between the Chairman and the Board’s independent Directors on sensitive issues, consulting with the Chairman on meeting schedules and agendas, including the format and adequacy of information the Directors receive and the effectiveness of the meeting process, and presiding at meetings of the Board in the event of the Chairman’s unavailability.

The Board believes this governance structure and these practices ensure that strong and independent directors will continue to effectively oversee the Company’s management and key issues related to long-term business plans, long-range strategic issues, risks, and integrity.

Board Role in Risk Oversight

The Board of Directors oversees risk to help ensure a successful business at the Company. While the Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, and other members of the Company’s senior leadership team are responsible for the day-to-day management of risk, the Board of Directors is responsible for appraising the Company’s major risks and ensuring that appropriate risk management and control procedures are in place.

The Company relies on a comprehensive risk management process to aggregate, monitor, measure, and manage risk. The risk management process is designed to enable the Board to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure, and to elevate certain key risks for discussion at the Board level. The Company’s risk management process is overseen by its Chief Risk Officer. The Chief Risk Officer regularly updates the Audit Committee on the Company’s risk management process. The Chairperson of the Audit Committee then reports to the full Board on the risks associated with the Company’s operations.

While the Board has the ultimate oversight responsibility for risk management processes, various committees of the Board composed entirely of independent directors also have responsibility for some aspects of risk management. The Audit Committee of the Board, acting pursuant to its written charter, serves as the principal agent of the Board in fulfilling the Board’s oversight of risk assessment and management. The Audit Committee also performs a central oversight role with respect to financial reporting and compliance risks. The Executive Compensation Committee considers risks in connection with its design of compensation programs for the Company’s employees, including the executive officers. The Finance Committee is responsible for assessing risks related to financing matters such as pension plans, capital structure, and equity and debt issuances. The Committee on Directors and Governance oversees risk related to the Company’s overall governance, including Board and committee composition, Board size and structure, Director independence, ethical and business conduct, and the Company’s corporate governance profile and ratings.

The Board and its committees are kept informed by various reports on risk identification and mitigation provided to them on a regular basis, including reports made at the Board and Committee meetings by management. For example, the Company’s Chief Risk Officer and internal audit function maintain oversight over the key areas of the Company’s financial processes and controls, and report periodically directly to the Audit Committee for the purpose of assessing and evaluating major strategic, operational, regulatory, information management, and external risks in the Company’s business. The Audit Committee then reviews with management such risks and the steps management has taken to monitor, mitigate, and control such risks.

The Board believes that its leadership structure facilitates its oversight of risk by combining Board committees and majority independent Board composition with an experienced Chairman and Chief Executive Officer who has detailed knowledge of the Company’s business, history, and the complex challenges it faces. The Chairman and Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of the Company positions him to promptly identify and raise key risks to the Board and focus the Board’s attention on areas of concern. The independent committee chairs and other Directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the non-management Directors and the Chairman and Chief Executive Officer that enhances risk oversight.

Stockholder Recommendations and Nominations for Directors

Stockholder Recommendations. The Committee on Directors and Governance will consider stockholder recommendations for Director nominees. A stockholder desiring the committee to consider his or her Director recommendation should deliver a written submission to the Committee on Directors and Governance in care of the Corporate Secretary, Curtiss-Wright Corporation, 10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054. Such submission must include:

(1)	the name and address of such stockholder,

(2)	the name of such nominee,

(3)	the nominee’s written consent to serve if elected,

(4)	documentation demonstrating that the nominating stockholder is indeed a stockholder of the Company, including the number of shares of stock owned,

(5)

a representation (i) that the stockholder is a holder of record of the stock of the Company entitled to vote at such meeting and whether he or she intends to appear in person or by proxy at the meeting, and (ii) whether the stockholder intends or is part of a group that intends to deliver a proxy statement to the Company’s stockholders respecting such nominee or otherwise solicit proxies respecting such nominee,

(6)

a description of any derivative instruments the stockholder owns for which the Company’s shares are the underlying security or any other direct or indirect opportunity the stockholder has to profit from any increase or decrease in the value of the Company’s stock,

(7)

a description of the extent to which the stockholder has entered into any transaction or series of transactions, including hedging, short selling, borrowing shares, or lending shares, with the effect or intent to mitigate loss to or manage or share risk or benefit of changes in the value or price of share of stock of the Company for, or to increase or decrease the voting power or economic interest of, such stockholder with respect to any shares of stock of the Company,

(8)

a description of any proxy, contract, arrangement, understanding, or relationship under which the stockholder has a right to vote any of shares of stock of the Company or influence the voting over any such shares,

(9)	a description of any rights to dividends on the shares of stock of the Company the stockholder has that are separated or separable from the underlying shares of stock of the Company,

(10)

a description of any performance-related fees (other than asset-based fee) the stockholder is entitled to based on any increase or decrease in the value of the shares of stock of the Company or related derivative instruments,

(11)	to the extent known, the name and address of any other stockholder supporting the nomination on the date of the stockholder’s submission of the nomination to the Committee on Directors and Governance,

(12)

any information relating to the nominee and his or her affiliates that would be required to be disclosed in a proxy solicitation for the election of Directors of the Company pursuant to Regulation 14A under the Securities Exchange Act of 1934, and

(13)

a description of all direct and indirect compensation, and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between such nominating stockholder or beneficial owner, if any, on the one hand, and the nominee and his or her respective affiliates or associates, or others acting in concert therewith, on the other hand.

In addition, such submission must be accompanied by a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made. Further, the nominee must also provide a written representation and agreement that such nominee (i) is not and will not become party to (x) any agreement, arrangement, or understanding as to how such prospective nominee will act or vote on any issue or question that has not been disclosed to the Company, or (y) any agreement, arrangement, or understanding as to how such prospective nominee will act or vote on any issue or question that could limit or interfere with such nominee’s ability to comply with such nominee’s fiduciary duties, (ii) is not and will not become party to any agreement, arrangement, or understanding with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director, that has not been disclosed to the Company, and (iii) in such person’s individual capacity and on behalf of any beneficial owner on whose behalf the nomination is being made, would be in compliance with all applicable corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company. The Committee may require additional information from the nominee to perform its evaluation.

In its assessment of each potential nominee, the Committee on Directors and Governance will review the nominee’s judgment, experience, independence, and understanding of the Company’s business; the range of talent and experience already represented on the Board; and such other factors that the committee determines are pertinent in light of the current needs of the Company. The committee will also take into account the ability of a nominee to devote the time and effort necessary to fulfill his or her responsibilities as a Company Director.

The Committee on Directors and Governance does not have a formal written policy with regard to considering diversity in identifying nominees for directors, but when considering director candidates it seeks individuals with backgrounds and qualities that, when combined with those of the Company’s other directors, provide a blend of skills, experience, and cultural knowledge that will further enhance the Board’s effectiveness. Diversity considerations for a director nominee may vary at any time according to the particular areas of expertise being sought as a complement to the existing Board composition. When the need arises, the Company engages independent search firms to identify potential director nominees according to the criteria set forth by the Committee and assist the Committee in identifying and evaluating a diverse pool of qualified candidates.

The Committee on Directors and Governance annually evaluates the performance of the Board, each of the committees, and each of the members of the Board. It also reviews the size of the Board and whether it would be beneficial to add additional members and/or any new skills or expertise, taking into account the overall operating efficiency of the Board and its committees. If the Board has a vacancy, or if the Committee determines that it would be beneficial to add an additional member, the Committee will take into account the factors identified above and all other factors which the Committee in its best judgment deems relevant at such time.

Stockholder Nominations. A stockholder desiring to nominate a person as Director should deliver a written submission in accordance with the Company’s By-laws to the Corporate Secretary, Curtiss-Wright Corporation, 10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054. Such submission must include the items listed above under “Stockholder Recommendations and Nominations for Directors”. Stockholder submissions for Director nominees at the 2014 annual meeting of stockholders must be received by the Corporate Secretary of the Company no later than February 10, 2014 and no earlier than January 11, 2014. Nominee recommendations that are made by stockholders in accordance with these procedures will receive the same consideration as recommendations initiated by the Committee on Directors and Governance.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Sections 303A.07(a) and applicable sections of the New York Stock Exchange listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07(b) of the New York Stock Exchange listing standards. The Audit Committee annually reviews and reassesses its written charter, as well as selects and retains the Company’s independent registered public accounting firm.

Management is responsible for the financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes. The Audit Committee does not have the duty or responsibility to conduct auditing or accounting reviews or procedures. None of the members of the Audit Committee may be employees of the Company. Additionally, the Audit Committee members may not represent themselves to be accountants or auditors for the Company, or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing for the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and on the representations of the independent accountants included in their report on the Company’s financial statements.

The oversight performed by the Audit Committee does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the discussions that the Audit Committee has with management and the independent accountants do not assure that the financial statements are presented in accordance with generally accepted accounting principles, that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, or that our independent accountants are in fact “independent.”

As more fully described in its charter, the Audit Committee is responsible for overseeing the internal controls and financial reporting processes, as well as the independent audit of the financial statements by the independent registered public accounting firm, Deloitte & Touche LLP. As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2012 with management and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services that might bear on the objectivity of Deloitte & Touche LLP, and received the written disclosures and the letter required under Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence) from Deloitte & Touche LLP. The Audit Committee provided to Deloitte & Touche LLP full access to the Audit Committee to meet privately and Deloitte & Touche LLP was encouraged to discuss any matters they desired with the Audit Committee and/or the full Board of Directors.

The opinion of Deloitte & Touche LLP is filed separately in the 2012 Annual Report on Form 10-K and should be read in conjunction with the reading of the financial statements.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements and footnotes be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Dr. William W. Sihler, Chairperson
Dean M. Flatt
S. Marce Fuller
Robert J. Rivet

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) details the Executive Compensation Committee’s (“Committee”) decisions regarding the compensation programs and practices as they relate to the Company’s Named Executive Officers (“NEOs”). In 2012, the Company’s NEOs were Martin R. Benante, Chief Executive Officer, Glenn E. Tynan, Vice President and Chief Financial Officer, David C. Adams, President and Chief Operating Officer, David J. Linton, Vice President, and Thomas P. Quinly, Vice President. This CD&A includes:

•	An Executive Summary, including compensation program refinements for 2013

•	Summary of 2012 Company Performance, Impact on Incentive Payouts, and the link between Pay and Performance

•	2012 Compensation Components and Compensation Philosophy

•	2012 Compensation Decisions and How Those Decisions Were Made, including compensation program refinements for 2013

Executive Summary

At the 2012 Annual Meeting of stockholders approximately 96% of the shares voted in favor of the Company’s executive pay programs (commonly known as “Say on Pay”). The Company continues to consider the opinions and feedback from its stockholders as a cornerstone in the development of its executive pay programs. Even though the Say on Pay vote is non-binding, the Company considers this input critical and has implemented actions to address stockholders concerns. For example, last year the Committee adopted key changes to the Company’s executive pay program to address stockholder concerns, which changes included the use of total stockholder return (“TSR”) based equity grants and relative performance measures to create greater linkage between the Company’s stockholder value and the Company’s compensation program. In addition, the Committee also took additional steps to move executive pay toward a median (50th percentile—P50) market strategy. The Company also appointed two new members to the Committee and retained a new independent external executive compensation consultant in July 2012, Farient Advisors, LLC, to assist the Committee with the Company’s executive compensation program going forward. Prior to July 2012, the Committee relied on the advice and services of Pay Governance, LLC to implement changes to its executive compensation programs.

The Company’s compensation philosophy and objectives as established by the Committee include:

•	Offering an executive compensation program that is competitive and that helps us attract, motivate and retain top performing executives;

•	Targeting pay levels at 50th percentile of comparable companies within our broad industries;

•	Linking compensation to performance through a pay-for-performance philosophy that includes a significant portion of our NEO’s compensation tied to achievement of strategic financial goals; and

•

Aligning interests of our executives and stockholders through equity-based compensation and share ownership guidelines. A significant portion of our equity-based compensation is variable, based on defined performance goals linked to our corporate strategy with an emphasis on relative total stockholder return.

The Committee further refined the Company’s executive compensation program by re-evaluating the composition of the incentive performance measures, adopting a process to evaluate the competitiveness of the Company’s internal performance goals using analyses of external data, and rebalancing the Company’s long-term incentive plan (“LTIP”) by increasing the allocation of long-term incentives to performance share units (“PSUs”) that are paid out based on TSR relative to the Company’s peer group from 30% to 40%.

Consistent with the Company’s commitment to stockholders to attain a target of the 50th percentile for total compensation, no annual base salary increases were granted to Messrs. Benante, Tynan, and Linton. Mr. Adams received a 15% increase in base salary in 2012 because he was promoted to

President and Chief Operating Officer of the Company. Mr. Quinly received a 3.4% increase in base salary to recognize his outstanding performance and growth of the Controls business segment (formerly Motion Control). However, Mr. Quinly’s base salary increase was partially offset by a reduction in his LTIP target from 195% to 185% of base salary as part of the Company’s efforts to bring him into line with the 50th percentile of market.

The additional changes made to the executive pay program discussed above and in the table below were implemented on a prospective basis, effective November 2012. Because the changes are prospective, the changes do not affect awards made in previous years. Incentive compensation awards granted on or after November 2012 are based on Company performance starting in 2013 and subsequent years, as applicable. Therefore, the total compensation amounts shown in the Summary Compensation Table below include amounts not only for the new grants (to be paid as earned in the future), but also for payouts of awards made under the prior executive compensation program, which represent the majority of the total amounts shown in that table. This is pointed out to underscore the fact that the current and future executive compensation program is much different than the one prior to 2012, but the amounts reported still reflect certain payouts made under the prior program which were based largely on attainment of internal performance goals.

As in 2012, management reached out to the Company’s 20 largest shareholders to review this year’s changes to the Company’s executive compensation program.

Executive Compensation Changes Made from 2011 to 2012 and from 2012 to 2013

As discussed briefly above and in greater detail in last year’s Proxy Statement, the Committee implemented numerous changes to the Company’s executive compensation plans following the negative Say on Pay vote at the 2011 Annual Meeting of stockholders to address stockholder concerns. These changes were intended to bring executive pay into better alignment with the Company’s overall performance as well as with its performance versus peers. During the course of 2012, the Company and the Committee realized numerous benefits and challenges as a result of benchmarking performance relative to peers. Both the Company and the Committee found that a relative TSR measure makes sense for long-term incentive plans by providing a direct link between Company performance and stockholder returns. However, the Company has found that the use of relative financial performance measures has created issues. Specifically, the Company found that the use of relative measures in short-term plans was not very common within the peer group or generally accepted within industry. It also created a disconnect between executive incentive pay and non-executive incentive pay where the relative measures differed and were difficult to track and understand.

During 2012, the Committee met frequently with Farient Advisors to further consider and respond to the issues encountered with the executive compensation plan design and philosophy, and to continue to obtain feedback, advice, and recommendations on compensation best practices. The Committee also reviewed the Company’s performance, the compensation practices of its peers, and compensation surveys and other materials regarding general and executive compensation. In response to these issues, the Committee, upon the advice of, Farient Advisors, implemented a number of changes to the 2012 compensation design. For 2013, the annual (short-term) incentive financial measures were changed from peer-relative goals to an absolute-performance-based goals for the reasons described above. In addition, the annual incentive measures, which are “operating income margin” and “cash flow from operations conversion,” were simplified to be “operating income” and “operating cash flow” dollar goals, respectively, since they no longer needed to be in a percentage format to be comparable to peers. The cash-based performance unit (“PU”) financial measures (long-term) were also changed from peer-relative performance to absolute-performance for the reasons described above. Further, the return on capital (“ROC”) measure for the cash-based PU was changed to return on net assets (“RONA”) because RONA is easier to calculate down through the business unit level, and the validity of the Company’s RONA goals will be easier to test externally. Finally, in conjunction with the changes from peer-relative financial measures to absolute-performance goals, the proportion of the long-term incentives based on relative TSR versus peers PSUs was increased from 30% to 40% to place more emphasis on peer relative performance with respect to stockholder value creation over the long-term.

A summary of the executive compensation plan changes from 2011 to 2013 are set forth in the table below:

2011 Compensation Practices		Changes in 2012		Changes for 2013
•	Target pay at 75th percentile	•	Target pay shift to 50th percentile for similar sized peers – NEOs STI/LTIP targets reducedand adjusted over 3 years to meet 50th percentile	•	Continue to shift pay closer to 50th percentile by continuing to lower the incentive target opportunities of the Named Executive Officers
•	NEO Individual weighting 40% of short term incentive (STI) goal	•	NEO Individual weighting 20% of STI goal	•	No change from 2012
•	Annual Incentive Financial Measures – Operating Income vs. Operating budget	•	Annual Incentive Financial Measures – Relative Operating Income Margin vs. Peers – Cash Flow from Operations Conversion vs. Peers	•	Annual Incentive Financial Measures – Operating Income vs. target – Operating Cash Flow vs. target
				•	Implemented a more rigorous benchmarking process vs. peers (see below)
•	LTIP Incentive Mix – 20% Options – 30% Performance Stock Units (PSU) – 30% Cash-Based Performance Units (PU) – 20% Time-Based Restricted Stock Units (RSU)	•	LTIP Incentive Mix – 0% Options – 30% PSUs – 40% Cash-Based PUs – 30% RSUs	•	LTIP Incentive Mix – 0% Options – 40% PSUs – 30% Cash-Based PUs – 30% RSUs
•	PSU Measures – Net income vs. operating budget – Net income as percent of sales vs. peers	•	PSU Measures – TSR vs. Peers	•	No change from 2012
•	Cash-Based PU measures – Return on Capital (ROC) vs. target – Sales Growth vs. target	•	Cash-Based PU measures – Return on Capital vs. Peers – Sales Growth vs. Peers	•	Cash-Based PU measures – Return on Net Assets vs. target – Sales Growth vs. target
				•	Implemented a more rigorous benchmarking process vs. peers (see below)
•	CEO had single trigger Change in Control (CIC) provision	•	CEO voluntarily forfeited single trigger Change in Control provision	•	No change from 2012
		•	Eliminated future CIC agreements with excise tax gross-ups
•	No burn rate commitment	•	Commitment to keep burn rate close to 2%	•	No change from 2012

In light of the return to absolute measures, the Committee, with the advice of Farient Advisors, implemented new processes to test the validity of the Company’s internal goals. In reviewing performance targets, the Committee now considers a number of historical and prospective data from internal and external sources. More specifically, in setting 2013’s absolute performance goals for the long and short term plans, the Committee considered:

a.	Peer historical performance

b.	Company historical performance

c.	Industry Performance

d.	Shareholder Value Models (i.e. performance needed to support the stock price)

e.	Analyst Views for the Company and its peers

f.	The Company’s annual budget

g.	The Company’s Cost of Capital, and

h.	Peer Goals (where available)

Undertaking this process, the Committee, Farient Advisors, and the Company believe that the goals established for the short and long term plans are verifiable, competitively benchmarked, and challenging to ensure alignment among executive compensation, company performance, and TSR.

SUMMARY OF 2012 COMPANY PERFORMANCE, IMPACT ON INCENTIVE PAYOUTS,
AND THE LINK BETWEEN PAY AND PERFORMANCE

The Committee believes the cash incentive compensation payouts made for fiscal 2012 to the NEOs reflect the Company’s commitment to pay for performance. With respect to specific incentive plan performance measures for fiscal year 2012, the Company’s performance on a relative consolidated basis was below target; as were both Controls and Flow Control operating segments. Surface Technologies operating segment (formerly Metal Improvement) performed above its adjusted operating income targets. This contributed to below target awards earned in the Company’s annual incentive compensation plan as more fully described in the “Annual Incentive Compensation” section of this Proxy Statement. For fiscal years 2010–2012, the three-year period that determined cash awards under the Company’s long-term incentive plan, the Company and each of its operating segments three-year average annual sales growth fell below their respective targets. This resulted in below target cash awards earned in the Company’s long-term incentive plan as more fully described in the “Long-Term Incentive Program” section of this Proxy Statement.

Pay and Performance Alignment

In 2012, the Committee requested that Farient Advisors evaluate the relationship between the Company’s executive pay and performance over time, focusing on the CEO. To do this analysis, Farient Advisors relied on the Company’s new peer group established at the beginning of 2012 (covered in the section titled “2012 Compensation Components and Compensation Philosophy”), and used Farient Advisors alignment methodology to test whether the Company’s Performance-Adjusted CompensationTM (PACTM) is: (1) reasonable for the Company’s revenue size, peer group, and TSR performance; and (2) sensitive to the Company’s TSR over time, given that TSR is an objective, transparent measure that stockholders generally rely upon when conducting a long-term pay-for-performance evaluation. PAC measures compensation outcomes after performance has occurred, rather than target compensation, which represents “expected” compensation before performance has occurred. Farient Advisors compared the CEO’s PAC (including actual salary, actual short-term incentive awards, and performance-adjusted long-term incentive values) over rolling 3-year periods to TSR for the same rolling 3-year periods, and tested the results against those same variables for companies in the Company’s peer group. The Company’s PAC was then compared to a range of values, as indicated by the upper and lower boundaries on the chart below. This range is known as the “Alignment Zone,” and it indicates the reasonable range of pay outcomes for the performance delivered based on the Company’s size and the historical pay-for-performance experience of the peer group. All PAC values on the chart, current and historical, for both the Company as well as for the companies in the peer group, are adjusted to reflect the Company’s size of approximately $2.1 billion in revenue as of December 31, 2012.

As indicated in the chart below, Farient Advisors’ analysis of the Company’s pay for performance indicates that the CEO’s compensation outcomes for the three-year periods ending 2011, as well as the most recent year ending 2012, were reasonable relative to the Company’s peers and the performance delivered, underscoring the appropriateness of the executive compensation program changes that the Company adopted in the last two years.

2012 COMPENSATION COMPONENTS AND COMPENSATION PHILOSOPHY

The table below details each of the Company’s 2012 compensation components, its purpose, and its relationship to the Company’s compensation philosophy. When establishing the various forms and levels of compensation, the Company considers each element collectively and individually to assure that overall total compensation is appropriate in their view.

Compensation Component	Purpose		Relationship to Compensation Philosophy
Base Salary	•	Provides fixed compensation based on responsibility level and position held	•	Necessary to attract and retain NEOs
			•	Provides a fixed level of compensation to meet basic obligations
Annual Incentive Compensation	•	Motivates and rewards for achieving short-term (annual) business objectives that are linked to the Company’s overall business strategy	•	Motivates NEOs to achieve financial and other goals
			•	Aligns potential incentive payments with external competitive data
Long-Term Incentive Program	•

Encourages retention, motivates and rewards for achieving longer-term (3 year) business objectives that are linked to the Company’s overall business strategy and stock price performance and total return to stockholders

			•	Motivates NEOs to achieve financial goals that drive total stockholder return through three components—performance restricted stock units, cash-based performance units, and restricted stock units
			•	Promotes stock ownership and aligns potential incentive payments with stockholder interests
			•	Reduces adjustments and replaces ROC with RONA for the cash piece to provide more transparency and consistency between corporate and business unit measures
Employee Stock Purchase Plan	•	Allows substantially all full time employees the ability to set aside money to purchase shares of the Company	•	Promotes stock ownership and aligns employees with stockholder interests
Executive Deferred Compensation Plan	•	Permits deferral of compensation in excess of 401(k) statutory limits for tax advantaged savings	•	Competitive to attract and retain NEOs
			•	Allows executive to provide for an increased level of savings
Restoration (Pension) Plans	•	Provides a measure of retirement income financial security so that employees are able to retire	•	Supportive to attract and retain NEOs. Our traditional pension plan is closed to new entrants given market is no longer providing this component
	•	Promotes long-term retention of key executives by providing a cash payment and/or annuity upon retirement
Limited Executive Perquisites	•	Provides a competitive level; business-related benefit to our Company and assists with attracting and retaining executive talent	•	Supportive to attract and retain NEOs
Post-Employment Agreements	•	Delivers temporary income following a NEO’s involuntary termination of employment. In the case of change in control, permits continuity of management	•	Supportive to attract and retain NEOs

Compensation Component	Purpose		Relationship to Compensation Philosophy
Special Retention Agreements	•	Provides stability and retention of key executives to support the Company’s succession planning at the senior management level	•	Retain key executives for future leadership roles

Compensation Philosophy

The Company’s compensation philosophy and objectives as established by the Committee include:

•	Offers an executive compensation program that is competitive and that helps us attract, motivate, and retain top performing executives;

•	Targets pay levels at 50th percentile of comparable companies within our broad industries;

•	Links compensation to performance through a pay-for-performance philosophy that includes a significant portion of our NEO’s compensation tied to achievement of strategic financial goals; and

•

Aligns the interests of our executives and stockholders through equity-based compensation and share ownership guidelines. A significant portion of our equity-based compensation is variable, based on defined performance goals linked to our corporate strategy with an emphasis on relative total stockholder return.

Principles of executive compensation framework—compensation mix

In determining both the amount and mix of compensation for fiscal 2012, the Committee, with assistance from Pay Governance LLC, its prior independent external compensation consultant, compared each NEO’s total direct compensation (TDC), i.e. base salary, annual incentive compensation, and long-term incentive compensation, to various relevant industry market data points and peer group data for that NEO’s position. For fiscal 2012, the Committee determined, with the approval of the Board of Directors that all pay components including base salary, annual incentives, and long-term incentives should be targeted at the 50th percentile (median) of the Company’s relevant market data. As a result, the NEOs’ actual TDC could be either significantly more or significantly less than the median TDC of the Company’s relevant market data depending on the level of performance attained. For fiscal 2012, the Committee reviewed all components of compensation for each NEO, including base salary, annual incentive compensation, long-term incentive compensation, retirement benefits, perquisites and other benefits, and severance protection.

Principles of executive compensation framework—peer group

To assist the Committee in establishing executive compensation policies and programs for 2012, the Committee considered compensation and other benefits provided to positions within comparable companies. Specifically, the Committee considered the advice provided by Pay Governance, as well as published data from surveys from Towers Watson, Aon Hewitt, and Mercer. The Committee also analyzed peer data, but due to the small database size and resulting volatility of the data, the Committee places more focus on larger, relevant survey populations. This data represents the leading manufacturing companies in the various markets and industries within which the Company competes for talent. One source of data, the peer group, is representative of competitors with similar product lines and in the same markets and industries. Peer group performance is also used as a relative measure for our annual incentive plan and performance-based long-term incentive plan metrics. In 2012, the Committee, with guidance from Pay Governance and members of senior management, modified the peer group, which is set forth below, based upon consideration of the Company’s competitors in the various markets the Company operates; peers used by the external analysts and peers that the Company benchmarks against from a financial performance perspective. The final peer group selected by the Committee consists of the following companies:

•	AAR Corp.	•	Kaman Corporation
•	Actuant Corporation	•	Moog Inc.
•	Applied Industrial Technologies, Inc.	•	MTS Systems Corp.
•	Barnes Group Inc.	•	Mueller Water Products, Inc.
•	BE Aerospace Inc.	•	Newport Corp.
•	CIRCOR International, Inc.	•	Orbital Sciences Corp.
•	Crane Co.	•	Parker Hannifin Corporation
•	Cubic Corporation	•	Robbins & Myers Inc.
•	EnPro Industries, Inc.	•	Rockwell Collins Inc.
•	Esterline Technologies Corp.	•	Sauer-Danfoss Inc.
•	Flowserve Corp.	•	Spirit AeroSystems Holdings Inc.
•	Gardner Denver Inc.	•	Teledyne Technologies Inc.
•	GenCorp Inc.	•	Tredegar Corp.
•	Hexcel Corp.	•	Triumph Group, Inc.
•	IDEX Corporation	•	Woodward, Inc.

The following chart detailed how the Company compares against the peer group using key financial metrics as of December 31, 2012:

Approximate Percentile Rank Relative to Our Peer Group
	Lowest		25th		50th		75th	Highest

2012 Revenue						•

2012 Adjusted operating income						•

2012 Cash flow				•

2012 Market capitalization				•

2012 Total stockholder return				•

2009-2012 Total stockholder return		•

The Committee’s policy is to review the composition of the peer group with its independent external compensation consultant and management periodically and to adjust the members of the group in response to changes in the characteristics of the Company and/or members of the peer group. In addition to the peer group data provided by management and/or the Committee’s independent external compensation consultant, the Company also considers additional relevant market data, representing a broader and larger labor market in which the Company competes for executives, including executive compensation surveys provided by major consulting firms. Pay Governance also provided additional guidance using proprietary information. In establishing executive compensation, the Committee considers all of these sources of data with an emphasis placed on the most comprehensive and reliable to fit the structure and positions of the Company.

2012 Compensation Decisions and How Those Decisions Were Made

Moving NEO Compensation to the 50th Percentile

With respect to 2012 versus 2011 base salary, target bonus, and target long-term incentive grant date values, total compensation levels have been further reduced (other than the two exceptions described in the Executive Summary above) to implement the Company’s new compensation philosophy as set forth in the table below.

Name	Position	Current Base	2013 Base	Approved MICP Target		Approved LTI Grant		Total Compensation
				Previous %	Final %	Previous %	Final %	Previous	Final	Final vs. Previous (U)/O
Martin R. Benante	Chairman & CEO	$970,000	$970,000	105.0%	105.0%	285.0%	270.0%	$4,753,000	$4,607,500	(3.1%)
David C. Adams (1)	President & COO	$648,300	$648,300	85.0%	85.0%	240.0%	240.0%	$2,755,275	$2,755,275	0.0%
David J. Linton	President, Flow Control	$590,700	$590,700	85.0%	75.0%	240.0%	175.0%	$2,510,475	$2,067,450	(17.6%)
Glenn E. Tynan	V.P.-Finance (CFO)	$517,000	$517,000	75.0%	75.0%	210.0%	185.0%	$1,990,450	$1,861,200	(6.5%)
Thomas P. Quinly (2)	President, Controls	$411,000	$425,000	75.0%	75.0%	195.0%	185.0%	$1,520,700	$1,530,000	0.6%

(1)	Mr. Adams’ base pay was increased 15% on September 25, 2012 to reflect his assumption of duties as the President and sole COO of the Company.

(2)

Mr. Quinly’s base pay was increased 3.4% on December 20, 2012 to recognize his outstanding performance with respect to growing the Controls business segment, and his LTIP as a percentage of salary was reduced to 185% to move his total compensation toward the 50th percentile.

Base Salary

Base salary is intended to compensate the NEOs for performance of core job responsibilities and duties. The Company seeks to attract and retain executive talent by offering competitive base salaries. The Company recognizes that similar rates of base salary are almost universally provided at other companies or the general markets with which the Company competes for talent. Base salary is an essential part of the Company’s executive compensation program because it provides executives with a consistent and predictable level of cash compensation that does not fluctuate with annual performance and is generally market competitive. Keeping base salary within a competitive range is a key factor in retaining our executives. Base salary relates to other components of the Company’s executive compensation program in that it is included in the formulae used to determine targets for annual incentive compensation, long-term incentive compensation, retirement benefit calculations, severance protection, and change-in-control benefits (each described below).

The Committee evaluates executive officer salaries annually and makes recommendations to the Board that reflect competitive market data, the NEOs’ individual performance, and the core responsibilities within the Company. The Committee also considers the recommendations of its independent external compensation consultant as to the appropriate target salary levels for the NEOs and the acceptable range of salaries above and below the statistical market data median. As discussed above, the Committee currently targets the NEOs’ base salaries at the 50th percentile of the Company’s relevant market data.

Due to the Company’s compensation philosophy of maintaining base salaries for the NEOs’ in the 50th percentile, base salaries were in line with the 50th percentile and accordingly not increased in 2012 (except for Messrs. Adams, due to his promotion, and Quinly, due to his outstanding performance and growing the Controls business segment). Salaries are not anticipated to increase in 2013 unless the NEO has a significant change in job responsibilities, promotion, or shift in the market rate of pay.

Annual Incentive Compensation

Consistent with the principle that the NEOs should be motivated to achieve results that improve stockholder value, the Company believes that an important portion of the overall cash compensation for the NEOs should be contingent upon the successful achievement of certain annual corporate financial and individual goals and objectives. Accordingly, 80% of the NEO’s annual incentive target is tied to corporate financial performance, while the remaining 20% is tied to individual goals and objectives approved by the Committee and the Board of Directors.

Annual incentive compensation is an essential part of the Company’s compensation program because it rewards the NEOs for achievement of short-term business and individual performance goals. Unlike fixed base salaries, annual incentive compensation awards are variable based upon performance against measurable goals. The annual incentive compensation motivates executives to accomplish objectives that support strong annual operating and financial performance deemed critical for the performance of the Company. Annual incentive compensation relates directly to certain other components of the Company’s executive compensation program. For example, annual incentive compensation is included in the formulae used to determine some retirement benefits and change-in-control benefits (each described below).

For 2012, the NEOs participated in the 2005 Curtiss-Wright Modified Incentive Compensation Plan, as amended (“MICP”), approved by the Company stockholders in May 2011. As discussed above, the NEOs’ incentives are targeted at the 50th percentile of the relevant market data, and payout is tied to the attainment of annual corporate financial and individual goals and objectives. Annual financial performance goals are developed through an iterative process including consideration of the Company’s five year strategic plan, annual budgeting, and the Company’s compensation structure, as well as other external data sources as stated above. Financial performance targets, which represent 80% of the total MICP opportunity, are established using industry norms, historical trend information, various economic and market data, and profit margins and sales forecasts. Individual goals, which represent the remaining 20% of the MICP opportunity, are developed independently between the respective NEO and the CEO and then presented, along with their rationale, to the Committee for consideration and approval. The CEO’s individual goals are established with the Committee’s input and approval while the Board approves all other NEOs individual goals. Individual’s goals are tied to strategic business needs for the coming year and are pushed down through the organization to align all incentive pay participants with Company goals and objectives.

In regard to the corporate financial performance goals, the Committee may consider a number of measures such as: operating income, net earnings; earnings growth; earnings per share; net sales (including net sales growth); gross profits or net operating profit; free and/or operating cash flow; revenue growth; attainment of strategic or operational initiatives; and cost containment or reductions. Any performance measure may be used to measure the performance of the Company and any of its affiliates as a whole, any business unit thereof or any combination thereof, or to measure the performance of any of these compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate. In no event may awards for participants be increased on a discretionary basis; however, the Committee does have the discretion to decrease the amount of any award paid to any participant under the MICP should circumstances dictate such an action is warranted. This year, with the advice of Farient Advisors, the Committed selected measures that are highly correlated to shareholder value creation. Those measures were: Cash Flow from Operations and Operating Income.

Early each year, Mr. Benante submits his and the other NEO’s proposed individual goals and objectives to the Committee for that year for discussion and approval. The Committee then reviews these goals and objectives in connection with the Company’s short term objectives as set forth in the Company’s strategic plan. The Committee provides Mr. Benante and the other NEO’s with their approved goals, which are then pushed down into the organization, and subsequently submitted and approved by the Committee and the Board before March 31st of the performance year to comply with IRC 162(m) deductibility rules. The Committee believes this approach provides consistency and continuity in the execution of the Company’s short term goals as well as a strategic tie to the accomplishment of the Company’s long-term objectives.

2012 Annual Incentive Compensation Design and Payout

For the 2012 annual incentive plan, the Committee, in consultation with management, selected two financial measures and multiple individual performance-based objectives. As further set forth in the table below in this section, sixty percent (60%) of the award was based on the attainment of a peer-

relative corporate adjusted operating income (“AOI”) goal and on budgeted business unit AOI for NEOs with responsibility for managing our operating units. Twenty percent (20%) was based on peer relative cash flow from operations conversion (considered part of an individual performance goal in prior years) and on budgeted cash flow from operations conversation for NEOs with responsibility for managing operating units. An additional twenty percent (20%) was based on individual performance-based objectives.

AOI was selected as the key financial performance goal for MICP because it:

•	Requires management to increase profitability;

•	Is understandable, measurable, and reflects management’s performance;

•	Is a key driver of Company growth and linked to our business strategy; and

•	Is correlated with the Company’s total stockholder return.

Cash flow from operations conversion was selected as a performance goal because:

•	It is linked to the part of our business strategy that is related to growth from acquisitions; and

•	Requires management to place a strong emphasis on the managing cash flow.

Individual performance-based objectives were selected to provide some portion of the annual incentive based on performance objectives that are directly within the control of each executive and to allow for differentiation of awards based on individual contributions.

For 2012, the table below shows how pay for executives was linked to the Company’s corporate entities: Flow Control, Controls, and Surface Technologies. Messrs. Benante and Tynan were tied 100% to the corporate relative AOI goal, while Mr. Linton was 75% tied to the budgeted AOI for the Flow Control business segment and 25% tied to the relative corporate AOI. Mr. Adams was 50% tied to the budgeted AOI for the Controls business segment, 25% tied to the budgeted AOI for the Surface Technologies business segment, and 25% tied to the relative corporate AOI. Mr. Quinly was tied 75% to the budgeted AOI for the Controls segment and 25% relative corporate AOI (25%).

Name	Target %	Individual Objectives Weighting	Cash Flow Weighting	AOI Weighting– Absolute	AOI Weighting– Relative1	Total
Martin R. Benante	105%	20%	20%	0%	60%	100%
David C. Adams (2)	85%	20%	20%	45%	15%	100%
David J. Linton (3)	85%	20%	20%	45%	15%	100%
Thomas P. Quinly (4)	75%	20%	20%	45%	15%	100%
Glenn E. Tynan	75%	20%	20%	0%	60%	100%

(1)	Corporate AOI goals are relative to peers and non-Corporate AOI and Cash Flow goals continue to be based upon approved budget.

(2)	Mr. Adams’ Cash Flow Objective Weighting was split 13% Controls and 7% Surface Technologies. AOI Absolute Weighting was split 30% Controls and 15% Surface Technologies.

(3)	Mr. Linton’s Cash Flow Objective Weighting and AOI Absolute Weighting are tied to Flow Control.

(4)	Mr. Quinly’s Cash Flow Objective Weighting and AOI Absolute Weighting are tied to Controls.

Further, the Committee and Board of Directors may approve adjustments each year to the Company’s operating income, which are consistently applied year to year. Any adjustments that are applied to the Company’s financial performance where relative performance is measured are also made to the Company’s peer group to ensure a consistent comparison of the Company’s performance against its peers. Any adjustments are reviewed by the Committee’s independent compensation consultant as well as audited by Ernst & Young, LLP through the Company’s audit department. These adjustments ensure that management makes decisions based on the best interests of the Company rather than the possible effects on compensation. For 2012, the target range of AOI performance was:

AOI Range of Performance	Flow Control	Controls	Surface Technologies	Corporate
Threshold	$120,487,000	$87,084,000	$32,914,000	25th Percentile
Target	$185,365,000	$133,975,000	$50,988,000	Median (50th Percentile)
Maximum	$232,492,000	$160,056,000	$61,186,000	90th Percentile

For 2012, the potential range of value delivered to each participant is based on a threshold performance level below which no incentive is paid, a target level of performance at which the full target incentive is paid, and a maximum performance level at which the maximum incentive is paid. Payouts are proportional to the participant’s individual performance against his or her pre-established goals and the Company’s performance against its pre-established financial goals.

Individual objectives are generally measurable and weighted as appropriate to their relative importance to the goals of the business unit and the overall success of the Company. Individual objectives can be quantitative, such as on-time deliveries for the operations of the applicable business segment, or more subjective, such as succession planning and business development. They reflect management’s strategy to facilitate short-term objectives. The Committee reviews each NEO’s individual performance against his or her goals and objectives. Each NEO is then provided a rating between “1” and “5” for each stated goal and objective, with a “3” equating to 100% achievement, while a “5” represents 200% achievement and a “2” represents 50% (threshold) achievement. A participant is given 0% achievement for any rating less than a “2”. Each rating was multiplied by its weighting and then totaled for an overall rating. The overall rating is then multiplied against 20% of the NEO’s target award to derive a payout.

	Mr. Benante		Mr. Tynan		Mr. Linton		Mr. Adams		Mr. Quinly
Goal	Weight	Rating	Weight	Rating	Weight	Rating	Weight	Rating	Weight	Rating
Execute on growth	100%	(i) 2.7
initiatives for (i) Flow		(ii) 3.6
Control, (ii) Controls, and (iii) Surface Technologies business segments		(iii) 3.15
Cost Reductions			80%	3.7			33%	3.5	35%	3.5
Strategic Initiatives/ Market Improvement Initiatives					80%	2.6	33%	4.0	40%	5.0
Leadership Development							27%	3.1	20%	3.1
Support Global Risk Management Program							7%	3.0	5%	3.0
Support Global Oil and Gas Aftermarket Initiatives					20%	3.0
Investor Relations Transformation			20%	3.0
Total Score	3.15		3.6		2.7		3.6		4.0

In assessing the NEOs’ individual performances, the Committee was provided with detailed supporting documentation substantiating individual performance against each individual objective. In awarding a rating to each NEO, the Committee analyzes this supporting documentation and also takes into account the Company’s overall financial performance and the assessment from the Chief Executive Officer. In determining Mr. Benantes’ performance against his individual goals, the Committee considered Mr. Benantes’ leadership of the Company to achieve its 2012 strategic, operational, and financial performance objectives. The Committee considered his effort to develop future leadership within the Company. In assessing Mr. Tynans’ performance against his individual goals, the Committee considered the Company’s improved financial performance as well as Mr. Tynans’ role in achieving the Company’s financial results such as by reducing costs through creation of centers of excellence and supply chain management. In assessing Messrs. Linton, Adams and Quinlys’ performances against their respective individual performance goals, the Committee considered the strategic, operational, and financial performance of the respective business units managed by these NEOs. The Committee considered the magnitude of the organic growth realized at each individual business unit and the content and quality of the management development programs developed as well as the number of employees trained through the programs. The Committee also considered the extent Mr. Linton developed and implemented plans to increase market share of the global oil and gas aftermarket. The Committee also considered the extent Mr. Adams and Mr. Quinly developed and implemented plans to achieve cost reductions and the extent they developed and implemented strategic plans to manage risk.

The following table details the 2012 MICP payout to each NEO based on actual AOI for the Company as a whole and its operating segments in 2012 versus target and each NEO’s 2012 individual performance rating. With regards to the relative AOI payout for the Company, the Company finished 21 out of a 30 member peer group, which equated to the 33rd percentile and resulted in a 69% payout under the approved pay schedule.

MICP Formula

Payout = 60% of Target x Company Performance Rating + 20% of Target x Cash Flow Rating

+ 20% of Target x Individual Rating

In no event may awards for participants be increased on a discretionary basis; however, the Committee does have the discretion to decrease the amount of any award paid to any participant under the MICP. For 2012, the Committee exercised no such downward discretion.

NEO	Goal	Weight	Actual Result	2012 MICP Payout as % of Target	2012 MICP Payout ($)
Mr. Benante	Total Relative AOI Margin – Corporate	60%	33%	69%	$421,659
	Cash Flow Conversion Rating	20%	140%	130%	$264,810
	Individual Performance Rating	20%	3.15	107.5%	$218,978
			Total		$905,447
Mr. Tynan	Total Relative AOI Margin – Corporate	60%	33%	69%	$160,529
	Cash Flow Conversion Rating	20%	140%	130%	$100,815
	Individual Performance Rating	20%	3.6	130%	$100,815
			Total		$362,159
Mr. Linton	Total Relative AOI Margin – Corporate	60% x 25%	33%	69%	$51,967
	AOI – Flow Control	60% x 75%	$142,822,000	70%	$158,160
	Cash Flow Conversion- Flow Control	20%	131%	135%	$135,566
	Individual Performance Rating	20%	2.7	85%	$85,356
			Total		$431,049
Mr. Adams	Total Relative AOI Margin – Corporate	60% x 25%	33%	69%	$51,595
	AOI – Controls	60% x 50%	$132,383,000	95%	$142,074
	AOI – Surface Technologies	60% x 25%	$56,018,000	145%	$108,425
	Cash Flow Conversion – Controls/Surface Technologies	20%	127% / 205%	108.1%	$107,727
	Individual Performance Rating	20%	3.60	130%	$129,611
			Total		$539,432
Mr. Quinly	Total Relative AOI Margin – Corporate	60% x 25%	33%	69%	$31,904
	AOI – Controls	60% x 75%	$132,383,000	95%	$131,777
	Cash Flow Conversion – Controls	20%	127%	80.0%	$49,320
	Individual Performance Rating	20%	4.00	150%	$92,475
			Total		$305,476

Key Changes to the 2013 Annual Incentive Compensation Design

The 2013 annual incentive plan will again consist of 80% quantitative measures and 20% qualitative measures. The quantitative portion will now be based on absolute measures of adjusted operating income and operating cash flow. The use of relative values within the MICP is discontinued for 2013 and replaced with absolute values driven equally by internal and external considerations and analysis. Relative short term incentive plan measures are uncommon because they do not align the management team to annual performance goals to execute and drive business unit strategic plans. Instead, they create disconnects between senior managers and the rest of the management team for whom peer company performance is less relevant (driven more by direct market comparisons). They also create practical administrative issues in that not all peer performance is reported in time to make payouts in compliance with Internal Revenue Code deductibility requirements. The goal setting process is now more robust. It ensures the integrity and competitive nature of the performance goals and specifically aligns pay with the execution of the Company’s strategic plans.

In an effort to reduce the variance between reported financial results and those used to determine incentive payouts, the Committee will review with management to determine the necessity for (if any of) the following limited group of adjustments to the reported operating income or cash flow are appropriate for incentive plan payout purposes.

•	Non-operating, non-recurring items which were unforeseen at the time of budgeting

•	Foreign currency translation adjustments (i.e., difference between budgeted and actual rates)

•	Unbudgeted changes in accounting regulations that occur during the course of the year

•	External acquisition costs

•	Surface Technologies Greenfield/Sharefield start-up costs/losses

The qualitative portion for the 2013 MICP will be the same as the 2012 annual incentive plan design.

Long-Term Incentive Program

The Company’s long-term incentive plan (“LTIP”) was designed to ensure the Company’s executive officers and key employees are focused on longer term stockholder value creation through equity and cash-based incentive compensation that rewards for longer term (i.e., three years or more) performance. The grant amounts were driven by competitively based compensation data.

The Company’s long-term incentive compensation has a relationship to the other components of the Company’s executive compensation program in that the Committee looks at TDC in determining market based compensation levels. However, equity-based long-term incentive compensation paid to an NEO is not included in retirement calculations. Awards of long-term incentive compensation will vest in the event of a change-in-control (as described below).

Key Changes to the 2013 Long Term Incentive Compensation Design and Grants in 2012

In November 2012, the Committee made LTIP grants for NEOs based on the new compensation program consisting of equity-based performance shares (“PSUs”), cash-based performance units (“PUs”), and time based restricted stock units (“RSUs”). For the plan year beginning 2013, the Committee adjusted the award mix as set forth in the table immediately below to increase the leverage of the relative component of the LTIP program. The Company used a set of LTIP components to balance the multiple interests of having significant pay at risk, stockholder interests and internal performance concerns. The three components chosen each accomplish a different “mission” in terms of incenting NEO performance.

•	2012 LTIP Incentive Mix – 30% PSUs (Relative TSR) – 40% Cash-Based PUs – 30% RSUs	•	2013 LTIP Incentive Mix – 40% PSUs (Relative TSR) – 30% Cash-Based PUs – 30% RSUs

Long-Term Incentive Component (Weight)	Performance Condition/Vesting Schedule		Objective of Design
Performance restricted stock units (PSU’s) (40%)	•	Three year relative total stockholder return	•	Alignment of pay with Total Stockholder Return relative to our Peer Group
			•	Alignment of NEOs with Total Stockholder Return
Cash-based performance units (PUs) (30%)	•	Three year sales growth and three year return on net assets	•	Internal goals linked to long-term business strategy
	•	Goals are weighted equally	•	Use of cash to address dilution and burn rate concerns
Restricted stock units (RSUs) (30%)	•	Cliff vest 100% on the third anniversary of the date of grant	•	Retention
			•	Stock ownership
			•	Alignment of NEOs with total stockholder return

Performance Restricted Stock Units

The NEOs are granted PSUs under the LTIP. As set forth above, the purpose of PSU grants is to align pay with total shareholder return relative our peer group and to align NEOs with total shareholder return. These grants were made in November 2012. They vest after the end of the three-year performance period beginning January 1, 2013 and ending December 31, 2015, depending on performance achieved. Payout will be in 2016. The target number of PSUs granted is calculated by multiplying the total dollar value of the LTIP grant by the percentage of LTIP grant allocated to PSUs and dividing by 100% of the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date of the grant.

The payout will be determined based on the following table in relation to peer performance. The number of units vesting can range from 0% to 200% of target. In addition, any changes in the Company’s peer group due to merger, acquisition, dissolution, delisting from a national exchange, or taking the company private will be subject to review by the Committee in terms of whether the remaining company, if applicable, should remain in the peer group either for the previous years or for all three years. As a guideline, if two companies in the peer group merge with, or one is acquired by, a current member of the peer group, the new company will be included in the peer group only if the new company remains within 2.5 times of the Company’s then total revenues. If a company merges with or is acquired by a company not in the peer group, the company will be removed and its TSR will not be included as part of the peer group.

	PSUs 2013-2015 Performance Period
	TSR vs. Peer Percent Rank	Payout as a % of Target (1)
Maximum	≥ 90th	200%
Target	50th	100%
Threshold	25th	50%
Below Threshold	< 25th	0%

(1)	Interpolate for performance between discrete points

Cash-Based Performance Units

The NEOs are granted cash-based PUs under the LTIP. As set forth above, the purpose of cash-based PU grants is to tie payouts to internal goals linked to long-term business strategy. Further, the payout in cash helps to mitigate annual dilution and burn rates. These grants were made in November 2012. They vest after the end of the three-year performance period beginning January 1, 2013 and ending December 31, 2015, depending on performance achieved. Payout will be in 2016. The target number of cash-based PUs granted is calculated by multiplying the total dollar value of the LTIP grant by the percentage of LTIP grant allocated to cash-based PUs and dividing by the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date of the grant.

As set forth above, this year’s cash-based PUs award will be tied to the Company’s long-term financial performance relating to sales growth and RONA. The cash-based PUs have specific targets relating to average annual sales growth and to average annual RONA over a three-year period. Awards are made under the Company’s 2005 Long-term Incentive Plan.

The performance targets are based 50% on three-year absolute sales growth and 50% on three-year absolute RONA. The payout attainment will be calculated based upon performance over the performance period relative to the Company’s strategic growth and return goals.

•	RONA is calculated as cumulative Net Income/Average Net Assets (Total Assets excluding Goodwill less Current Liabilities).

•

Sales growth is defined as the increase or decrease in sales from the year preceding the performance period to the cumulative sales increase over the performance period divided by the sales from the year preceding the performance period.

Cash-based PUs is an effective tool to drive performance outside of equity market influences that may or may not be related to actual company performance. By utilizing cash-based performance units, the Company balances long-term retention goals for senior management by providing a portion of long-term financial incentives tied to actual Company performance but removed from the fluctuation in stock market and stock price performance. The use of cash also reduces dilution to the Company’s existing stockholders. Thus, cash-based PUs maintain their incentive value when the Company performs well irrespective of stock market volatility. The Company further believes that sales growth and RONA are long term drivers of stockholder value.

The payout will be determined based on actual RONA and sales growth achievement. The number of units vesting can range from 0% to 200% of target. For achievement of the maximum performance goals, the payout would be 200% of target. For achievement of target performance goals, the payout would be 100% of target. For achievement of threshold performance goals, the payout would be 25% of target. For achievement below the threshold performance goals, the payout would be zero.

Restricted Stock Units

Executive officers are granted RSUs under the LTIP. As set forth above, the purpose of the RSU grant is three-fold: It provides a vehicle for stock ownership, a means to ensure retention of the individual, and aligns the interests of the NEOs with equity ownership. The RSUs cliff vest 100% on the third anniversary of the date of grant. The number of RSUs granted is calculated by multiplying the total dollar value of the LTIP grant by the percentage of LTIP grant allocated to RSUs and dividing by the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date of the grant.

All LTIP grants are historically approved at the Company’s November Board of Directors meeting. The meeting date for this and all other regularly scheduled Board of Directors and Committee meetings are selected and approved approximately 18 months in advance, at the May Board of Directors meeting in the preceding year. The establishment of a grant date approximately 18 months in advance precludes the ability to “time” equity grants to coincide with a historically low share price.

In determining the 2012 LTIP grants, the Committee considered the:

•	Ongoing focus on creating stockholder value to more closely align pay with performance;

•	50th percentile levels of grants provided to similarly situated executives within the Company’s comparable industry labor market and the peer group;

•	Potential effect that the efforts of the recipients could have on the growth and share value of the Company; and

•	Overall, direct contribution to revenue and profitability of the business.

In 2012, the total value of the LTIP grants (RSUs, PSPs, and PUPs combined) granted to the Company’s NEOs reflect changes made to align with the new compensation philosophy and equaled

270% of the salary for the CEO, 185% of the salary for the CFO, 240% for Mr. Adams, 175% for Mr. Linton, and 185% for Mr. Quinly. If the NEOs deliver performance that achieves target levels, these percentages will result in vested values that approximate the 50th percentile of LTIP payments made by the Company’s peer group and general industry for comparable performance. LTIP grant values for the NEOs were allocated in the following manner: 40% in performance shares, 30% in restricted stock units, and 30% in cash-based performance units. The Committee established this allocation with the advice of the independent executive compensation consultant to align the NEOs’ long-term interests with stockholder interests while at the same time balancing the need to reward the NEOs for achieving targeted long-term Company performance and to provide time-based retention grants.

2012 Long Term Incentive Compensation Payout

Performance Share Units

The number of PSUs granted is calculated by multiplying the total dollar value of the LTIP grant by the percentage of the grant allocated to PSU and dividing by the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date of the grant. The payout for PSUs for the performance period 2009-2012 is expected to take place in the second quarter of 2013. As of the date of this Proxy Statement, the Company is not able to finalize the calculation of the amount of PSUs to be paid to each NEO for the performance period 2010-2012 as some of the publicly disclosed information of the performance of the Company’s peer group is not yet available.

PSU grants have a payout opportunity ranging from 0% to 200% of the target grant. Prior to 2011, PSU grants were tied to net income (“NI”) as a percent of sales versus the Company’s peer group and NI versus budget. 200% of target payout is achieved when the performance exceeds 150% of target performance, and the threshold payout is met if the performance is 50% of goal. Payouts in between these levels are substantially linear.

The PSU grant made in November 2008 covering performance for the period 2009-2011 was paid out in the second quarter of 2012. The Company did not report this payout in the 2012 Proxy Statement because some of the publicly disclosed information for peer group performance was not available as of the date of the 2012 Proxy Statement, and the Company therefore could not calculate the amount prior to the publication of the 2012 Proxy Statement.

In April 2012, a PSU payout was made for the November 2008 PSP grants covering performance for the period 2009-2011. The amount of these awards was tied directly to the measures approved and communicated in 2008.

The following table details the Company’s three-year average annual NI versus target for the performance period 2009-20111. In no event may awards for participants be increased on a discretionary basis; however, the Committee does have the discretion to decrease the amount of any award paid to any participant under the PSU plan if the Committee in its judgment determines that such action is warranted due to unusual events that cause higher than justifiable results.

Entity	2009 Net Income			2010 Net Income			2011 Net Income			3-year Net Income Average
	Actual	Target	Actual as % of Target	Actual	Target	Actual as % of Target	Actual	Target	Actual as % of Target
Controls	$59,587,816	$53,295,201	111.8%	$60,149,903	$52,605,128	114.3%	$65,426,716	$56,821,638	115.1%	113.8%
Flow Control	$66,453,278	$71,450,580	93.0%	$71,298,257	$73,137,143	97.5%	$74,734,862	$82,097,588	91.0%	93.8%
Surface Technologies	$12,557,669	$28,263,077	44.4%	$18,366,907	$14,341,080	128.1%	$26,059,720	$17,000,723	153.3%	108.6%
Total Corporate	$107,369,841	$123,290,253	87.1%	$122,030,906	$107,624,187	113.4%	$146,215,027	$128,264,950	114.0%	104.8%

[1] Adjustments were made following disclosure in the 2012 Proxy Statement to be consistent with adjustments made to other incentive based executive compensation plans.

The following table details results for the Company’s 2009-2011 NI as a percentage of sales versus peer group (“relative ROS”)2. Results are expressed as the Company’s percentile ranking versus the peer group.

Entity	2009	2010	2011	3-year Relative ROS Average
Total Corporate	50.5%	51.6%	53.9%	52%

The results of the three year average annual NI versus target and three year average relative ROS are then compared to a payout matrix and a payout result (%) is determined. Payout percentages that result are as follows:

	3 YR Avg. NI vs. Target %	3 YR Avg. Relative ROS	Payout %
Controls	114%	52%	84%
Flow Control	94%	52%	74%
Surface Technologies	109%	52%	82%
Total Corporate	105%	52%	80%

Messrs. Benante and Tynan were tied to the consolidated totals of NI as a percent of targeted NI, while Messrs. Linton, Adams, and Quinly were tied to NI as a percent of targeted NI for their respective business units. Since peer proxy data are only available publicly for the consolidated NI and sales data, all participants are tied to consolidate corporate NI as a percent of sales versus the peer group.

As set forth in the table above, actual performance for the Company as a whole was 105% NI as a percent of targeted NI and 52nd percentile NI as a percent of sales versus the peer group, resulting in a payout of 80% of target for Messrs. Benante and Tynan. Actual performance for the Flow Control Business Segment was 94% of NI as a percent of targeted NI resulting in a payout of 74% of target for Mr. Linton. Actual performance for the Controls Business Segment was 114% of NI as a percent of targeted NI resulting in a payout of 84% of target for Mr. Adams and Mr. Quinly. Shown below is the PSU payout table for the performance period 2009-2011:

Shown below is the PSU payout table for the performance period 2009-2011:

	2009-2011 Target		Payout
			Payout %	US Dollar Value	Number of Shares
	US Dollar Value	Number of Shares
Benante	$1,281,805	34,550	80.0%	$1,025,444	27,640
Tynan	$459,150	12,376	80.0%	$367,327	9,901
Adams	$520,736	14,036	84.0%	$437,446	11,791
Linton	$545,741	14,710	74.0%	$403,871	10,886
Quinly	$252,206	6,798	84.0%	$211,878	5,711

Cash-Based Performance Units

In February 2013, a cash-based performance unit payout was made based on the 2009 performance unit grants covering performance for the period 2010-2012. The amounts of these awards were tied directly to the measures approved and communicated in November 2009. The awards are listed in the Summary Compensation Table on page 44 of this Proxy Statement under the heading “Non-Equity Incentive Plan Compensation.” Awards were based upon achievement of targeted average compound annual sales growth (“CAG”) of 6% and average return on capital (“ROC”) target of 10%. Corporate payout for Messrs. Benante and Tynan is calculated based on a weighted average of the three business segment payouts using the sales weighted average of the three year performance period, while Messrs. Linton, Adams, and Quinly are tied to the CAG and ROC for their respective business segments.

The following table details results for the Company’s 2010-2012 cash-based PU payouts. In no event may awards for participants be increased on a discretionary basis; however, the Committee does

[2] Adjustments were made following disclosure in the 2012 Proxy Statement to be consistent with adjustments made to other incentive based executive compensation plans.

have the discretion to decrease the amount of any award paid to any participant under the cash-based PUs if the Committee in its judgment determines that such action is warranted due to unusual events that caused higher than justifiable results.

	Business Segment	2009 Target Performance Units	Business Unit Performance	Payout Calculation	Payout Percent	Performance Unit Payout (3)
			“CAG”	“ROC”
Benante	Total Corporate	$1,040,625	5%	13%	99%	$1,030,219
Tynan	Total Corporate	$372,750	5%	13%	99%	$369,023
Adams	Controls	$422,760	7%	13%	117%	$492,515
Linton	Flow Control	$443,040	4%	12%	83%	$367,723
Quinly	Controls	$204,750	4%	12%	102%	$208,845

(3)

Cash-based performance unit payout is tied to a two-axis matrix that defines specific percentage of target payout levels at various level of ROC and CAG performance. Minimum payout (25%) is achieved at 6% of ROC and 1% of CAG while maximum (200%) payout is achieved at greater than 16% of CAG and greater than 18% of ROC. Payouts in between these levels are substantially linear.

Employee Stock Purchase Plan

The Company’s NEOs, along with substantially all other full time Company employees, are eligible to participate in the Curtiss-Wright Corporation Employee Stock Purchase Plan (“ESPP”). The purpose of the ESPP is to encourage employees of the Company and its subsidiaries to increase their ownership in the Company’s Common Stock. To achieve this purpose, the ESPP provides all participating employees with the opportunity to purchase the Company’s Common Stock through a payroll deduction at a 15% discount of the market value of the stock, unless (i) the employee owns more than 5% of the Company’s Common Stock or (ii) the employee is customarily employed for less than 20 hours per week. The ESPP is offered in six-month “offering periods” commencing on January 1 and July 1. At the end of each offering period, participant contributions are used to purchase a number of shares of common stock (subject to IRS limits), in an amount equal to 85% of the fair market value of the common stock on the last day of each offering period. An employee who elects to participate in the ESPP will have payroll deductions made on each payday during the six-month period.

Participants in the ESPP who are required to report their beneficial ownership under Section 16 of the Exchange Act are subject to blackout periods for sales of ESPP shares, which are limited to those periods during which there is a greater possibility that the Company’s insiders are in possession of material insider information, whether or not they are in fact in possession of such information. With respect to each fiscal quarter, the black-out period begins two weeks before the end of a fiscal quarter and ends on (and includes) the second business day after the Company’s earnings are released to the public. Blackout dates may change, as appropriate, from time to time at the discretion of the Board of Directors.

During 2012, the CEO and Mr. Linton participated in the ESPP. Mr. Benante purchased 694 shares of Common Stock under the plan and Mr. Linton purchased 694 shares under the plan.

Executive Deferred Compensation Plan

The NEOs are also eligible to participate in the Company’s executive deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits that apply to traditional and 401(K) pension plans. Each participant may defer up to 25% of their base salary; 50% of their annual performance bonus; and 50% of the cash portion of their long term cash award. The rate of interest is determined each year according to the average rate on 30-year Treasury bonds for November of the previous calendar year, plus 2.0%. Thus the rate fluctuates annually. The average 30-year Treasury bond rate for November 2011 was 3.02% and money in the Plan earned 5.02% for 2012. Earnings begin accruing upon deposit and are compounded daily. Earnings are posted to the participants account on the final day of each month. See “Deferred Compensation Plans” section in this

Proxy Statement. In 2012, the following NEOs participated in the executive deferred compensation plan: Messrs. Benante, Tynan, and Adams.

Pension Plans

Consistent with the Company’s philosophy that compensation should promote the long-term retention of key executives and be competitive with industry peers, the NEOs also participate in the Curtiss-Wright Corporation Retirement Plan (“Retirement Plan”) and the Curtiss-Wright Corporation Restoration Plan. The Company’s retirement plans integrate other components of the Company’s executive compensation program by generally including base salary and cash incentive compensation in determining retirement plan benefits.

The Retirement Plan is a tax qualified, defined benefit, trusteed plan. The Retirement Plan is made up of two separate benefits: (1) a traditional, final average pay formula component (this benefit was closed to new entrants as of February 1, 2010) and (2) a cash balance component. This plan is administered by an administrative committee appointed by the Company. Both plans are non-contributory and most employees participate in one or both of the benefits, including the NEOs. An eligible employee becomes a participant in the Retirement Plan on the date he or she completes one year of service with the Company. One year of service means a period of 12 consecutive months, beginning on the employee’s date of hire or on any subsequent January 1, during which the employee completes 1,000 hours of service. A participant becomes a vested participant after completing three years of service with the Company. Once a participant vests in their pension benefit they are entitled to a benefit at any time after termination of employment. If they receive payment of their traditional final pay benefit before their normal retirement date at age 65, their benefit will be reduced by 2% for each of the first five years and 3% for each of the next five years that their actual retirement precedes their normal retirement date at age 65. The reduction that applies to the benefit is larger if the participant has elected payment before age 55.

On September 1, 1994, the Company amended and restated the Retirement Plan, and any benefits accrued as of August 31, 1994 were transferred into the amended Retirement Plan. The Retirement Plan, as amended, provides for an annual benefit at age 65 of 1.5% times the five year final average compensation in excess of social security covered compensation, plus 1% of the highest sixty (60) months final average compensation out of the last one hundred twenty (120) months of service up to social security covered compensation, in each case multiplied by the participant’s years of service after September 1, 1994, not to exceed 35. In addition, a participant earns a cash balance plan pay-based credit equal to 3% of his or her annual compensation. These amounts are credited to a notional cash balance account that grows with interest based on the rates each December for 30-Year Treasury Bonds.

The Retirement Plan provides a total retirement benefit equal to the August 31, 1994, accrued benefit, indexed to reflect increases in compensation, as defined by the plan, from that date forward plus the benefit accrued after September 1, 1994 under the amended final average pay formula and the cash balance component.

As of August 31, 1994, the following monthly pension benefits had been accrued for those employees that participated in the plan prior to the plan merger in 1994: Mr. Benante, $137. Mr. Tynan, Mr. Linton, Mr. Adams, and Mr. Quinly commenced their employment with the Company after September 1, 1994, and therefore did not accrue a monthly pension under the Retirement Plan prior to September 1, 1994; however, they, along with the other NEO’s, continue to accrue a benefit under the amended Retirement Plan.

Under the IRC and applicable regulations, as effective for 2012, the maximum allowable annual benefit under the Retirement Plan is $205,000. The maximum allowable annual benefit is reduced if benefits commence prior to age 62 and increased if benefits commence after age 65. The maximum annual compensation that may be taken into account in the determination of benefits under the Retirement Plan is $250,000. The Company maintains an unfunded, non-qualified Retirement Benefits Restoration Plan (the “Restoration Plan”) under which participants in the Retirement Plan whose compensation or benefits exceed the limits imposed by I.R.C. Sections 401(a) (17) and 415 will receive a supplemental retirement benefit that restores the amount that would have been payable under the

Retirement Plan except for the application of such limits. The Restoration Plan is also administered by the administrative committee.

The Restoration Plan benefits are not funded. In the event of a change in control, the Company has agreed to fund a Rabbi Trust in place through an agreement between the Company and PNC Bank, N.A., dated January 30, 1998, which provides for the payment of the Company’s obligation under the Restoration Plan.

As a result of the Company providing both a cash balance benefit and a traditional final average pay benefit under the Retirement Plan, the Company does not offer a matching contribution to participants of the Savings and Investment Plan. Most participants can elect to defer up to 75% of his or her annual cash compensation per year on a tax deferred basis subject to the IRS Elective Deferral limit. For 2012, the aggregate pre-tax and Roth 401(k) Savings and Investment Plan contribution limit for a highly compensated employee was capped at a range of 7.0-8.0%. Participants may also make voluntary contributions up to the limits provided under the IRC on an after tax basis. For 2012, the after-tax Savings and Investment Plan contribution limit for a highly compensated employee was limited to 2.0%.

Executive Perquisites

In addition to the standard benefit plans offered to all employees, the NEOs are eligible for a limited number of executive perquisites that are consistent with market practices and that allow the NEOs to focus more of their time on achieving the Company’s goals and objectives. The Committee has reviewed and approved the Company’s formal perquisite plans with established limits. Perquisites are reported as taxable income as appropriate for each participating officer and reimbursements are subject to applicable income and employment tax withholding. Perquisites include financial planning and income tax preparation, a Company automobile or automobile allowance, and executive physicals for the executive and his or her spouse. Pay Governance, the Committee’s former consultant, had advised the Committee that the overall level of perquisites the Company provides to its NEOs is consistent with that of its peers.

Limited Use of Retention Agreements

On October 9, 2006, the Company entered into a restricted stock unit agreement with Mr. Linton. Under the terms of the agreement, Mr. Linton received a grant of 33,870 restricted stock units pursuant to the terms and conditions of the LTIP. Each unit is the equivalent of one share of Curtiss-Wright Common Stock. The agreement provides the equivalent of $1,000,000 in value as of the closing price reported on the New York Stock Exchange of Company Common Stock on February 7, 2006, the date the Board of Directors approved the material terms of the agreement to be offered to Mr. Linton. The agreement provides for the entire grant to vest on February 6, 2016, provided that Mr. Linton does not voluntarily leave the employ of Curtiss-Wright or is not otherwise terminated for “Cause”, as defined in the agreement. On or prior to December 31, 2015, Mr. Linton may elect to convert said stock units to an equivalent number of shares of Curtiss-Wright Common Stock or defer the conversion of the stock units in accordance with Section 409A of the Internal Revenue Code for a period not greater than five (5) years. The agreement also provides for anti-dilutive adjustments in the event of recapitalization, reorganization, merger, consolidation, stock split, or any similar change and for the immediate vesting and conversion of the stock units upon Mr. Linton’s death or disability and in the event of a Change in Control of Curtiss-Wright.

On October 23, 2007, the Company entered into an additional restricted stock unit agreement with Mr. Linton on substantially the same terms as Mr. Linton’s October 2006 restricted stock unit agreement providing for a grant of 21,182 restricted stock units at the equivalent of $1,000,000 in value as of the closing price reported on the New York Stock Exchange of Company Common Stock on September 24, 2007, the date the Board of Directors approved the material terms of the agreement to be offered to Mr. Linton. The restricted stock units in Mr. Linton’s 2007 restricted stock unit agreement also vest on February 6, 2016 under the same terms and conditions set forth in his 2006 restricted stock unit agreement.

On October 12, 2006, the Company entered into a similar agreement with Mr. Adams. Mr. Adams received a grant of 31,948 restricted stock units pursuant to the terms and conditions of the LTIP. Each unit is the equivalent of one share of Curtiss-Wright Common Stock. Mr. Adams’ agreement also provides the equivalent of $1,000,000 in value as of the closing price reported on the New York Stock Exchange of Curtiss-Wright’s Common Stock on September 26, 2006, the date the Board of Directors approved the material terms of the agreement to be offered to Mr. Adams. The agreement provides for the entire grant to vest on October 12, 2016 (ten years from the date the agreement was executed), provided that Mr. Adams does not voluntarily leave the employ of Curtiss-Wright or Mr. Adams is not otherwise terminated for “Cause”, as defined in the agreement. On or prior to December 31, 2015, Mr. Adams may elect to convert said stock units to an equivalent number of shares of Curtiss-Wright Common Stock or defer the conversion of the stock units in accordance with Section 409A of the Internal Revenue Code for a period not greater than five (5) years. The agreement also provides for anti-dilutive adjustments in the event of recapitalization, reorganization, merger, consolidation, stock split, or any similar change and for the immediate vesting and conversion of the stock units upon Mr. Adams death or disability and in the event of a Change in Control of Curtiss-Wright.

On October 23, 2007, the Company entered into an additional restricted stock unit agreement with Mr. Adams on substantially the same terms as Mr. Adams’ existing agreement providing for a grant of 21,182 restricted stock units at the equivalent of $1,000,000 in value as of the closing price reported on the New York Stock Exchange of Company Common Stock on September 24, 2007, the date the Board of Directors approved the material terms of the agreement to be offered to Mr. Adams. The restricted stock units in Mr. Adams’ 2007 restricted stock unit agreement also vest on October 12, 2016 under the same terms and conditions set forth in his 2006 restricted stock unit agreement.

The Committee and the Board received advice and recommendations from Pay Governance, the prior independent external compensation consultant prior to implementing these agreements. The Committee believes that the performance of Messrs. Linton and Adams in their current positions and in prior positions makes them attractive candidates for positions at other companies and felt that the agreements were justified by the need to increase the likelihood that both executives would choose to remain employees of the Company over an extended period of time.

Policies concerning equity-based and other long-term incentive compensation

Equity Ownership and Other Requirements for Senior Executives

To further align the linkage between the interests of the NEOs and those of its stockholders, the Company requires the NEOs to use the shares obtained through its long-term incentive plans (except post-2005 stock option grants) as discussed further below (current plans began in 2006) to establish a significant level of direct share ownership. The Company’s Stock Ownership Guidelines (the “Guidelines”) require the CEO and all other NEOs to own Company stock denominated as a multiple of their annual salaries as follows: five times annual salary for the CEO and three times annual salary for other NEOs.

All share-based long-term incentive plan grants, including any vested stock options (post-2005 grants), are subject to the Guidelines and 50% of the net proceeds of a stock based grant vested or exercised (current market value of shares less the strike price) must be retained in Company stock. Given the performance-based variability in the ultimate value of the performance-based stock, there is no fixed timeframe to achieve the Guidelines. However, until the Guidelines are satisfied, the NEOs are only permitted to sell 50% of their value to accommodate the cost of taxes. Once the ownership thresholds are fully met and maintained, the holding limits are removed on any and all earned and vested shares. Shares owned outside the Company grants of equity are not subject to these holding restrictions but count toward the total amount of equity held. If a NEO leaves the Company for any reason, the Guidelines immediately lapse. Pay Governance, the prior independent external executive compensation consultant for the Committee reviewed these Guidelines in 2010 and determined them to be fair and appropriate given the competitive practice of the Company’s peer group and general industry, while ensuring good corporate governance. The Committee believes these Guidelines support a stock ownership culture and address concerns about lack of equity holding requirements.

The Committee reviews NEOs holdings annually in advance of long-term incentive grants and awards. Current market value of earned and purchased shares and the net value of vested and unexercised “in the money” options held (at that time) by the NEO are used rather than paid-in value to be consistent with prevailing industry practice.

Clawback Policy

In addition to the Guidelines, in 2009, the Committee amended its clawback policy to provide that, in the event the amount of any incentive compensation award is based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or if a participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and has committed an offense subject to forfeiture under such statute, the participant must reimburse the Company that portion of the incentive compensation award that was based on the inaccurate data or as provided for in such statute.

Insider Trading Policy

The Company also maintains an insider trading policy for all its employees, including the NEOs. The policy specifically prohibits employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities or those securities of any targeted acquisitions. This includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), and hedging transactions such as zero-cost collars and forward sale contracts. In addition, the policy contains a strict black-out period during which all executive officers are prohibited from trading in the Company’s securities. The black-out period commences two weeks prior to the close of every financial quarter and ends two business days after the issuance of the Company’s earnings release.

Other Policies

Use of Tax Gross-up

The Company’s existing NEO change-in-control agreements (except for Mr. Quinly who became an executive officer after 2008) provide for a supplemental cash payment to the extent necessary to preserve the level of benefits in the event of the imposition of excise taxes payable by a participant in respect of “excess parachute payments” under Section 280G of the Internal Revenue Code. The Company has not entered into a new agreement that includes tax gross-ups since 2008 and is committed to excluding this provision in any future agreements.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the Company’s CEO and up to three other executive officers other than the CFO. However, certain performance-based compensation is exempt from the deduction limit if specific requirements are met. The Committee intends to structure awards to executive officers under the Company’s MICP and equity awards program to qualify for this exemption. However, when appropriate, the Committee believes that stockholder interests are best served if the Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Process the Committee undertook with Management, the Board, and Farient Advisors in setting and implementing executive compensation

The Committee determines the compensation of the Chief Executive Officer and recommends to the full Board the compensation levels for the remaining executive officers of the Company. The Committee also oversees the administration of the Company’s executive compensation programs, and reviews and evaluates compensation arrangements to assess whether they could encourage undue risk taking.

In making its decisions and completing its review of the executive compensation programs, the Committee routinely examines the following important factors: (i) financial reports on performance versus budget and compared to prior year performance; (ii) calculations and reports on levels of achievement of corporate and individual performance objectives; (iii) reports on the Company’s strategic initiatives and budget for future periods; (iv) data regarding the total compensation of the Chief Executive Officer and the other executive officers; and (v) information regarding compensation programs and compensation levels at the Company’s peer comparative group identified by the Committee’s compensation consultant.

To assist in determining the proper levels of compensation for the Chief Executive Officer and the remaining executive officers, the Committee engages an independent external executive compensation consultant to provide the Committee with advice on such matters. Prior to July 2012, the Committee retained Pay Governance LLC as an independent external executive compensation consulting firm. In July 2012, the Committee retained Farient Advisors, LLC as an independent external executive compensation consulting firm to provide advice on executive and director compensation matters, including market trends in executive and director compensation, proposals for compensation programs, provide advice and guidance on how to appropriately compensate officers and directors, and other topics as the Committee deemed appropriate. Farient Advisors is directly accountable to the Committee, which has sole authority to engage, dismiss, and approve the terms of engagement of the compensation consultant. During 2012, Farient Advisors did not provide any other services to the Company. It is the Committee’s and the Company’s belief that the services provided by Farient Advisors are independent and free from any conflict of interest.

In order to design compensation programs that are aligned with appropriate Company performance goals and strategic direction, the Committee works closely with management, including the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Human Resources. Specifically, management facilitates the alignment process by (i) providing compensation data the executive compensation consultant for comparative benchmarking; (ii) evaluating executive officer performance (with the exception of the Chief Executive Officer); (iii) making recommendations to the Committee regarding annual incentive plan design and performance metrics; and (iv) making recommendations to the Committee regarding the compensation of the executive officers (with the exception of the Chief Executive Officer) for base salary, annual incentive compensation targets, long-term cash incentive compensation targets, and long-term equity compensation. As discussed above, the Chief Executive Officer’s compensation is determined by the Committee, with guidance from the compensation consultant. The Company’s Vice President of Human Resources also supports the Committee’s activities.

All decisions regarding executive compensation are ultimately made by the Committee and the Board of Directors.

The following report of the Executive Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed this CD&A (included in this Proxy Statement) with management. Based upon the Executive Compensation Committee’s review and discussions referred to above, the Executive Compensation Committee recommended that the Board of

Directors include this CD&A in the Company’s Proxy Statement for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

S. Marce Fuller, Chairman John R. Myers Robert J. Rivet Albert E. Smith

Risk Consideration in the Overall Compensation Program for 2012

The Executive Compensation Committee assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The Executive Compensation Committee concluded in this risk assessment that these programs have been designed and administered in a manner that discourages undue risk-taking by employees, including a number of features of the programs that are designed to mitigate risk, such as:

•	Limits on annual and long-term performance awards, thereby defining and capping potential payouts;

•	Proportionately greater award opportunity derived from the long-term incentive program compared to annual incentive plan, creating a greater focus on sustained Company performance over time;

•

Use of three distinct long-term equity incentive vehicles—restricted stock units, long-term cash-based performance units, and performance shares—that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•	Stock ownership guidelines for senior executives that ensure alignment with stockholder interests over the long term;

•

Incorporation of an individual performance score, ranging from 1.0 to 5.0, as a key factor in the total annual incentive calculation, thereby enabling the Committee to direct a zero payout for the 20% individual-performance component (the executive can still get a payout for the 60% corporate adjusted operating income performance component and the 20% cash flow from operations performance component) to any executive in any year if the individual executive is deemed to have sufficiently poor performance or is found to have engaged in activities that pose a financial, operational or other undue risk to the Company; and

•	A formal clawback policy applicable to both cash and equity compensation of senior executives.

For the foregoing reasons, the Committee has concluded that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Post-Employment Agreements

Severance Agreements

Pursuant to a policy established by the Company’s Board of Directors in 1977 designed to retain key employees, during 2012 the Company had at-will severance agreements with Messrs. Benante, Adams, Linton, Tynan, and Quinly. In the case of involuntary termination of employment other than termination for cause (as defined in the agreements), failure to comply with the terms and conditions of the agreement, voluntary resignation of employment by the employee, and voluntary retirement by the employee, these agreements provide for the payment of severance pay in an amount equal to one year’s base salary at the time of termination as well as the continued availability of certain employee health and welfare benefits for a period of one year following termination. The agreements provide that such pay and benefits also would be made available in the case of voluntary retirement or termination of employment that is the direct result of a significant change in the terms or conditions of employment, including a reduction in compensation or job responsibilities. At the employee’s option, the severance pay may be received over the two-year period following termination, in which case the employee benefits would continue in effect for the same period. The agreements further provide that the payment of severance pay and the availability of benefits are contingent upon a number of conditions, including the employee’s performance of his or her obligations pursuant to the agreement, specifically to provide consulting services, release the Company from any employment related claims, and not compete with the Company for a period of 12 months.

Change-in-Control Agreements

Consistent with the Company’s policies designed to retain key employees, the Company also entered into change-in-control severance protection agreements with Messrs. Benante, Adams, Linton, Tynan, and Quinly. The agreements with Messrs. Benante, Adams, Linton, Quinly, and Tynan provide for payment of severance pay equal to three times the sum of the executive’s base salary and the greater of (i) the annual target incentive grant in the year the executive is terminated or (ii) the annual incentive paid under the MICP immediately prior to the executive’s termination. These amounts shall be paid in a single lump sum cash payment within ten (10) days after the executive’s termination date. The agreements also call for the continued availability of certain employee benefits for a period of three years following termination of employment.

In November 2011, Mr. Benante voluntarily forfeited his single trigger “walk away” right in the event of a change-in-control. Accordingly, the agreements with Messrs. Benante, Adams, Linton, Tynan, and Quinly have a double trigger, i.e. severance may be paid in the event that (1) there is a change-in-control of the Company, as that term is defined in the agreements, and (2) the covered executive’s employment is formally or constructively terminated by the Company within twenty-four months following the change-in-control. Accordingly, if the Company terminates the employment without “cause” of Messrs. Benante, Tynan, Quinly, Adams, or Linton during the two year period following a change-in-control, or if Messrs. Benante, Tynan, Quinly, Adams, or Linton terminates their employment with the Company with “good reason,” then the NEOs will be entitled to certain compensation and benefits provided for in the agreement. The agreements define “cause” as (a) a conviction of a felony, (b) intentionally engaging in illegal or willful misconduct that demonstrably and materially injures the Company, or (c) intentional and continual failure to substantially perform assigned duties which failure continues after written notice and a 30 day cure period. The agreements also define “good reason” as (a) adverse change in status, title, position, or responsibilities, (b) reduction in salary, (c) relocation of more than 25 miles, (d) the Company’s failure to pay the covered individual in accordance with its compensation policies; or (e) a reduction in benefits. The agreements for all NEOs except Mr. Quinly are “grandfathered” to renew automatically each year. Consistent with best practices, all future executive officer change-in-control agreements elected as executive officers after January 1, 2008, including Mr. Quinly, must be approved and renewed annually by the Committee.

The following table shows the potential incremental value transfer to the NEOs under various employment related scenarios.

Potential Post-Employment Payments

Termination Scenario	Martin R. Benante (a)	Glenn E. Tynan	David J. Linton (a)	David C. Adams (a)	Thomas P. Quinly
If Retirement or Voluntary Termination Occurred on December 31, 2012 (b)	$4,623,014	$396,061	$2,540,184	$2,560,503	$263,825
If Termination for Cause Occurred on December 31, 2012 (c)	$454,475	$0	$692,992	$797,714	$46,261
If Termination Without Cause Occurred on December 31, 2012 (d)	$5,593,014	$913,061	$4,938,241	$4,953,060	$688,825
If “Change In Control” Termination Occurred on December 31, 2012 (e)	$15,826,525	$5,937,634	$9,744,946	$11,562,938	$4,158,693
If Death Occurred on December 31, 2012 (f)(g)	$6,568,409	$2,915,586	$5,608,405	$5,572,525	$2,167,099

(a)	Messrs. Benante, Linton, and Adams are eligible for early retirement.

(b)

Includes (1) intrinsic value of any unvested/unearned stock options, cash-based performance units, restricted stock units, and performance shares on December 31, 2012 that would vest after the date of termination or retirement, and (2) incremental value on measurement date (December 31, 2012) of vested benefit under the Curtiss-Wright Retirement Plan (“Retirement Plan”) and the Curtiss-Wright Restoration Plan (“Restoration Plan”), assuming the executive elects immediate payout.

(c)

Includes incremental value on measurement date (December 31, 2012) of vested benefit under the Curtiss-Wright Retirement Plan (“Retirement Plan”) and the Curtiss-Wright Restoration Plan (“Restoration Plan”), assuming the executive elects immediate payout.

(d)

Includes (1) intrinsic value of any unvested/unearned stock options, cash-based performance units, restricted stock units, and performance shares on December 31, 2012 that would vest after the date of termination for retirement-eligible executives, (3) severance payout, (4) accelerated vesting of retention agreements for Messrs. Linton and Adams, and (5) incremental value on measurement date (December 31, 2012) of vested benefit under the Curtiss-Wright Retirement Plan (“Retirement Plan”) and the Curtiss-Wright Restoration Plan (“Restoration Plan”), assuming the executive elects immediate payout.

(e)

Includes (1) change-in-control severance payout, (2) accelerated vesting of retention agreements for Messrs. Linton and Adams, (3) present value of any accelerated vesting of stock options, cash-based performance units, performance shares, and restricted stock units on December 31, 2012, (4) incremental value on measurement date (December 31, 2012) of vested benefit under the Curtiss-Wright Retirement Plan (“Retirement Plan”) and the Curtiss-Wright Restoration Plan (“Restoration Plan”), including additional three years of benefit accrual per change-in-control agreements, assuming the executive elects immediate payout, and (5) gross-up payment per change-in-control agreements.

(f)

Includes (1) accelerated vesting of retention agreements for Messrs. Linton and Adams, (2) present value of any accelerated vesting of stock options, cash-based performance units, performance shares, and restricted stock units on December 31, 2012, (3) incremental value on measurement date (December 31, 2012) of vested benefit under the Curtiss-Wright Retirement Plan (“Retirement Plan”) and the Curtiss-Wright Restoration Plan (“Restoration Plan”), assuming the executive elects immediate payout, and (4) value of Company-paid basic life insurance policy.

(g)	Depending on circumstances of death, all employees may also be eligible for Accidental Death and Dismemberment (AD&D) insurance payment and Business Travel Accident insurance payment.

The following table sets forth information concerning the total compensation of the Chief Executive Officer, Chief Financial Officer and the other NEOs of the Company who had the highest aggregate total compensation for the Company’s fiscal year ended December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary (a)	Stock Awards ($)		Option Awards (d)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (g)	All Other Compensation (h)	Total
			Performance Share Units (b)	Restricted Stock Units (c)		Annual Plan (e)	Long-Term Plan (f)
Martin R. Benante	2012	$970,000	$1,047,600	$785,700	$0	$905,447	$1,030,219	$2,076,293	$43,229	$6,858,488
Chairman and Chief	2011	$970,000	$829,350	$829,350	$0	$1,415,715	$291,375	$2,570,517	$32,270	$6,938,576
Executive Officer	2010	$956,154	$1,091,277	$727,518	$727,500	$1,465,785	$774,563	$2,590,831	$44,912	$8,378,540
David Adams	2012	$586,477	$622,368	$466,776	$0	$539,432	$492,515	$1,165,942	$41,930	$3,915,440
President and Chief	2011	$563,700	$405,864	$405,864	$0	$716,604	$338,208	$671,507	$42,906	$3,144,653
Operating Officer	2010	$557,198	$439,714	$293,153	$293,124	$767,021	$258,000	$401,761	$36,209	$3,046,179
Glenn E. Tynan	2012	$517,000	$382,580	$286,935	$0	$362,159	$369,023	$967,347	$25,449	$2,910,493
Vice President	2011	$517,000	$325,710	$325,710	$0	$574,904	$104,370	$484,066	$34,207	$2,365,967
Finance and Chief	2010	$510,846	$387,753	$258,522	$258,500	$596,668	$217,971	$258,204	$27,365	$2,515,828
Financial Officer
David J. Linton	2012	$590,700	$413,490	$310,118	$0	$431,049	$367,723	$688,998	$36,119	$2,838,197
President, Curtiss-	2011	$590,700	$425,304	$425,304	$0	$607,388	$0	$469,374	$27,192	$2,545,262
Wright Flow Control	2010	$583,716	$460,750	$307,166	$307,164	$693,454	$306,000	$401,786	$24,509	$3,084,544
Corporation
Thomas Quinly	2012	$411,000	$314,500	$235,875	$0	$305,476	$208,845	$411,783	$23,033	$1,910,512
President, Curtiss-Wright	2011	$400,212	$240,435	$240,435	$0	$390,207	$163,800	$235,377	$13,678	$1,684,144
Controls

(a)	Includes amounts deferred under the Company’s Savings and Investment Plan and Executive Deferred Compensation Plan.

(b)

Includes grants of performance share units as part of the Company’s Long Term Incentive Plan in November of each year. The values shown represent the grant date fair value of the grants at target. Performance share units have a maximum payout of 200% of target.

(c)

Includes grants of time-based restricted stock units as part of the Company’s Long Term Incentive Plan in November of each year. The values shown represent the grant date fair value of the grants at target.

(d)

Includes grant of stock options as part of the Company’s Long Term incentive Plan. The values shown represent the grant date fair value of the options granted. No stock options were granted in 2011 and 2012.

(e)	Includes payments made based on the Company’s annual Modified Incentive Compensation Plan (MICP) for performance during the year.

(f)

Includes the maturity of cash-based performance unit grants made under the Company’s Long-Term Incentive Plan. For the 2012 row, payments are conditioned upon the financial performance of the Company and its subsidiaries during 2010-2012, and were paid in February 2013.

(g)

Includes annual change in the actuarial present value of accumulated pension benefits. The significant change in amount from 2011 to 2012 is the result of a change in the actuarial assumptions (primarily the discount rate) and their final average pay calculated pursuant to the plan formula.

(h)

Includes personal use of company car, payments for executive physicals, financial counseling, premium payments for executive life insurance paid by the Company during the covered fiscal year for term life insurance and accidental death and disability insurance.

The Company’s executive officers are not employed through formal employment agreements. It is the philosophy of the Committee to promote a competitive at-will employment environment, which would be impaired by lengthy employment arrangements. The Committee provides proper long-term compensation incentives with competitive salaries and bonuses to ensure that senior management remains actively and productively employed with the Company.

The Company believes perquisites for executive officers should be extremely limited in scope and value and aligned with peer group practices as described earlier. As a result, the Company has historically given nominal perquisites. The below table generally illustrates the perquisites the Company provides to its NEOs.

The Company also maintains a policy concerning executive automobiles under which certain officers of the Company are eligible to use Company leased automobiles or receive an equivalent automobile allowance. The NEOs participate in this program. The Company maintains the service and insurance on Company leased automobiles. In addition to the Company automobile policy, the Company also provides all executive officers with financial planning and tax preparation services through Wachovia Financial Services. Not all executive officers utilize these services on an annual basis. Finally, all executive officers and their spouses are provided annual physicals through the Mayo Clinic at any one of the clinic’s three locations.

Perquisites and Benefits

Name	Automobile (a)	Financial Planning	Executive Physical	Insurance Premiums
Martin R. Benante	$21,451	$8,500	$11,569	$1,709
Glenn E. Tynan	$12,124	$0	$11,616	$1,709
David J. Linton	$22,799	$0	$11,611	$1,709
David C. Adams	$18,447	$8,500	$13,274	$1,709
Thomas P. Quinly	$12,000	$0	$9,324	$1,709

(a)	Represents the personal use of Company-leased automobiles. Mr. Linton and Mr. Quinly receive an automobile allowance in lieu of a Company-leased automobile.

The Company’s executive officers are entitled to receive medical benefits, life and disability insurance benefits, and to participate in the Company’s Savings and Investment Plan, Defined Benefit Plan, Employee Stock Purchase Plan, flexible spending accounts, and disability plans on the same basis as other full- time employees of the Company.

The Company also offers a nonqualified executive deferred compensation plan, in accordance with Section 409A of the Code, whereby eligible executives, including the NEOs, may elect to defer additional cash compensation on a tax deferred basis. The deferred compensation accounts are maintained on the Company’s financial statements and accrue interest at the rate of (i) the average annual rate of interest payable on United States Treasury Bonds of 30 years maturity as determined by the Federal Reserve Board, plus (ii) 2%. Earnings are credited to executives’ accounts on a monthly basis.

Grants of Plan-Based Awards

Name	Plan Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Number of Units	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Martin R. Benante	MICP (a)	12/20/2012		$509,250	$1,018,500	$2,037,000
	LTI (b)	12/20/2012	785,700	$392,850	$785,700	$1,571,400
	LTI (c)	12/20/2012					15,897	31,794	63,588				$1,047,600
	LTI (d)	12/20/2012								23,846			$785,700
Glenn E. Tynan	MICP (a)	12/20/2012		$193,875	$387,750	$775,500
	LTI (b)	12/20/2012	286,935	$143,468	$286,935	$573,870
	LTI (c)	12/20/2012					5,806	11,611	23,222				$382,580
	LTI (d)	12/20/2012								8,709			$286,935
David J. Linton	MICP (a)	12/20/2012		$221,513	$443,025	$886,050
	LTI (b)	12/20/2012	310,118	$155,059	$310,118	$620,236
	LTI (c)	12/20/2012					6,275	12,550	25,100				$413,490
	LTI (d)	12/20/2012								9,412			$310,118
David C. Adams	MICP (a)	12/20/2012		$275,528	$551,055	$1,102,110
	LTI (b)	12/20/2012	466,776	$233,388	$466,776	$933,552
	LTI (c)	12/20/2012					9,445	18,889	37,778				$622,368
	LTI (d)	12/20/2012								14,167			$466,776
Thomas P. Quinly	MICP (a)	12/20/2012		$159,375	$318,750	$637,500
	LTI (b)	12/20/2012	235,875	$117,938	$235,875	$471,750
	LTI (c)	12/20/2012					4,773	9,545	19,090				$314,500
	LTI (d)	12/20/2012								7,159			$235,875

(a)

Values in this row represent the Company’s annual Modified Incentive Compensation Plan (MICP) that was approved on December 20, 2012 for performance during fiscal 2013. The incentive threshold, target, and maximum are expressed above as a percentage of base salary on December 31, 2012.

(b)	Values in this row represent grants of cash-based performance units made under the Company’s Long-Term Incentive Plan.

(c)	Values in this row represent grants of performance share units as part of the Company’s Long-Term Incentive Plan.

(d)	Values in this row represent grants of restricted stock units as part of the Company’s Long-Term Incentive Plan.

The NEOs are paid dividends on restricted stock awards only. These dividends are reinvested into the restricted stock awards and are subject to the same limitations and restrictions as the original restricted stock award. The plan specifically prohibits the re-pricing of options and requires that any equity-based grants be issued based on the closing price of the Company’s Common Stock as reported by the NYSE on the date of the grant.

The Committee granted cash-based performance units, performance shares, and restricted stock units in November 2012 to the NEOs. The cash-based performance units and performance shares units will mature in December 2015 and will be paid in early 2016 if the financial goals are attained. The values shown in the table reflect the potential value at a target value of one dollar per unit payable at the end of the three-year performance period and one stock unit convertible into one share of Common Stock if the objectives are attained. The chart also reflects the fact that each stock unit may be worth a maximum of approximately two dollars or two shares if all performance targets are substantially exceeded, or nothing at all if performance thresholds are not met.

The following table sets forth the outstanding equity awards of the NEOs. Some of the grants disclosed below are not yet vested and are subject to forfeiture under certain conditions.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units that Have Not Vested ($) (a)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin R. Benante	37,036	0		$19.08	11/18/2013
	25,368	0		$27.96	11/16/2014
	30,000	0		$27.92	11/15/2015
	69,527	0		$36.73	11/19/2016
	72,816	0		$54.00	11/16/2017				33,678	1,105,649	(b)
	77,342	0		$30.12	11/15/2018	24,348	799,345		36,522	1,199,017	(c)
	75,516	0		$30.90	11/17/2019	25,155	825,839		25,155	825,839	(d)
	56,941	28,471		$29.88	11/15/2020	23,846	782,864		31,794	1,043,797	(f)
Glenn E. Tynan	5,672	0		$19.08	11/18/2013
	5,824	0		$27.96	11/16/2014
	6,888	0		$27.92	11/15/2015
	10,847	0		$36.73	11/19/2016
	10,246	0		$54.00	11/16/2017				12,064	396,061	(b)
	27,704	0		$30.12	11/15/2018	8,652	284,045		12,977	426,035	(c)
	27,050	0		$30.90	11/17/2019	9,879	324,328		9,879	324,328	(d)
	20,233	10,116		$29.88	11/15/2020	8,709	285,916		11,611	381,189	(f)
David J. Linton	11,200	0		$27.96	11/16/2014
	13,246	0		$27.92	11/15/2015
	12,267	0		$36.73	11/19/2016	10,280	337,492
	12,136	0		$54.00	11/16/2017	12,900	423,507		14,338	470,717	(b)
	32,928	0		$30.12	11/15/2018	33,870	1,111,952	(e)	15,420	506,239	(c)
	32,151	0		$30.90	11/17/2019	21,182	695,405	(e)	12,900	423,507	(d)
	24,042	12,021		$29.88	11/15/2020	9,412	308,996		12,550	412,017	(f)
David C. Adams	3,436	0		$19.08	11/18/2013
	3,220	0		$27.96	11/16/2014
	3,808	0		$27.92	11/15/2015
	11,137	0		$36.73	11/19/2016	9,811	322,095
	11,423	0		$54.00	11/16/2017	12,311	404,170		13,682	449,180	(b)
	31,421	0		$30.12	11/15/2018	31,948	1,048,853	(e)	14,716	483,126	(c)
	30,679	0		$30.90	11/17/2019	21,182	695,405	(e)	12,311	404,170	(d)
	22,943	11,471		$29.88	11/15/2020	14,167	465,103		18,889	620,126	(f)
Thomas P. Quinly	2,836	0		$27.96	11/16/2014
	3,354	0		$27.92	11/15/2015
	4,867	0		$36.73	11/19/2016
	4,318	0		$54.00	11/16/2017				6,627	217,564	(b)
	15,218	0		$30.12	11/15/2018	4,934	161,983		7,401	242,975	(c)
	14,859	0		$30.90	11/17/2019	7,293	239,429		7,293	239,429	(d)
	11,539	5,769		$29.88	11/15/2020	7,159	235,030		9,545	313,362	(f)

(a)

Represents unvested restricted stock units granted as part of the Company’s Long-Term Incentive Plan. Stock price used to determine value is $32.83, the closing price of Company common stock on December 31, 2012.

(b)

Represents cash value of outstanding performance shares granted November 17, 2009 as part of the Company’s Long Term Incentive Plan. Stock price used to determine value is $32.83, the closing price of Company common stock on December 31, 2012. Performance shares will be earned as common stock early in 2013 contingent upon the extent to which previously established performance objectives are achieved over the three year period ending at the close of business on December 31, 2012.

(c)

Represents cash value of outstanding performance shares granted November 15, 2010 as part of the Company’s Long Term Incentive Plan. Stock price used to determine value is $32.83, the closing price of Company common stock on December 31, 2012. Performance shares will be earned as common stock early in 2014 contingent upon the extent to which previously established performance objectives are achieved over the three year period ending at the close of business on December 31, 2013.

(d)

Represents cash value of outstanding performance shares granted November 15, 2011 as part of the Company’s Long Term Incentive Plan. Stock price used to determine value is $32.83, the closing price of Company common stock on December 31, 2012. Performance shares will be earned as common stock early in 2015 contingent upon the extent to which previously established performance objectives are achieved over the three year period ending at the close of business on December 31, 2014.

(e)	Represents retention grants of restricted stock units for Mr. Linton and Mr. Adams. Stock price used to determine value is $32.83, the closing price of Company common stock on December 31, 2012.

(f)

Represents cash value of outstanding performance shares granted December 20, 2012 as part of the Company’s Long Term Incentive Plan. Stock price used to determine value is $32.83, the closing price of Company common stock on December 31, 2012. Performance shares will be earned as common stock early in 2016 contingent upon the extent to which previously established performance objectives are achieved over the three year period ending at the close of business on December 31, 2015.

The following table sets forth information regarding options exercised and stock vested during calendar year 2012.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards (a)
	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Exercise ($)
Martin R. Benante	20,831	$268,182	50,784	$1,702,989
Glenn E. Tynan	6,008	$82,420	18,191	$610,045
David J. Linton	0	$0	20,739	$692,337
David C. Adams	0	$0	21,194	$712,725
Thomas P. Quinly	0	$0	10,265	$345,202

(a)	Stock awards includes the vesting of the 2008 performance share grant (for performance period 2009-2011) and the November 2009 restricted stock unit grant plus reinvested dividends.

Deferred Compensation Plans

The following table shows the deferred compensation activity for the NEOs during 2012. This table does not include the nonqualified Restoration Plan since these totals are provided separately in the Pension Benefit Table below.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Martin R. Benante	$316,209	$0	$149,049		$ 0	$3,148,405
Glenn E. Tynan	$112,086	$0	$25,523		$ 0	$546,354
David J. Linton	$0	$0	$16,887	-	$262,933	$322,876
David C. Adams	$527,406	$0	$159,128		$ 0	$3,324,176
Thomas P. Quinly	$0	$0	$0		$ 0	$0

(a)	Amounts reported in this column represent deferral of salary and incentive payments deferred in 2012, and such amounts are also included in the corresponding columns of the Summary Compensation Table.

Total Pension Benefit Payable to Executive Officers

The estimated total pension benefit payable under the Curtiss-Wright Retirement Plan, and the nonqualified Curtiss-Wright Restoration Plan described above in “Pension Plans” to the NEOs at retirement age 65 is also described in the following table as a total lump sum payable from each of these plans, based on benefits earned through December 31, 2012. Participants must choose to receive benefits under the Retirement Plan and the Restoration Plan either through annuity payments or as a lump sum.

Qualified Pension Benefit

Name & Principal Position	Plan Name (a)	Number of Years Credited Service	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
Martin R. Benante	Curtiss-Wright Corporation Retirement Plan	35	4,115,672	$0
Glenn E. Tynan	Curtiss-Wright Corporation Retirement Plan	13	732,609	$0
David J. Linton	Curtiss-Wright Corporation Retirement Plan	9	410,758	$0
David C. Adams	Curtiss-Wright Corporation Retirement Plan	13	1,413,539	$0
Thomas P. Quinly	Curtiss-Wright Corporation Retirement Plan	8	478,135	$0

(a)

The Curtiss-Wright Corporation Retirement Plan is a defined benefit pension plan providing qualified retirement benefits to eligible employees of the Curtiss-Wright Corporation. Benefits are based on a formula which takes account of service and the average of the highest five years of a participant’s pay within the last 10 years of employment. Normal retirement is the later of age 65 or five years of service. Unreduced early retirement benefits may be payable if age is greater than 55 and the sum of age and service exceeds 80.

(b)

The present value of the accumulated benefit was determined as of December 31, 2012, the measurement date used for pension disclosure in the Company’s financial statements pursuant to Accounting Standard Codification 715.

Non-Qualified Pension Benefit

Name & Principal Position	Plan Name (a)	Number of Years Credited Service	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
Martin R. Benante	Curtiss-Wright Corporation Restoration Plan	35	10,961,487	$0
Glenn E. Tynan	Curtiss-Wright Corporation Restoration Plan	13	1,963,597	$0
David J. Linton	Curtiss-Wright Corporation Restoration Plan	9	1,864,440	$0
David C. Adams	Curtiss-Wright Corporation Restoration Plan	13	1,882,157	$0
Thomas P. Quinly	Curtiss-Wright Corporation Restoration Plan	8	598,128	$0

(a)

The Curtiss-Wright Corporation Restoration Plan is a non-qualified retirement plan established to provide benefits that would have been payable under the C-W Retirement Plan but for the limitations imposed by the provisions of the Internal Revenue Code and Employee Retirement Income Security Act. All participants of the C-W Retirement Plan are eligible to participate in the Restoration Plan. Restoration benefits are payable at the same time and otherwise in accordance with the terms and conditions applicable under the C-W Retirement Plan.

(b)

The present value of the accumulated benefit was determined as of December 31, 2012, the measurement date used for pension disclosure in the Company’s financial statements pursuant to Accounting Standard Codification 715.

The Plan benefit formula is described earlier. Elements of compensation that are included in the calculation of a benefit are base salary earned and short and long-term cash incentives earned. The Company has not adopted a policy prohibiting special benefits under the plans. However, historically the Company has not provided any additional years of credited service to any participants in the Plan.

COMPENSATION OF DIRECTORS

The following table sets forth certain information regarding the compensation earned by or granted to each non-employee director who served on the Company’s Board of Directors in 2012. Mr. Benante, the only director who is an employee of the Company, is not compensated for his services as a Board member.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Compensation Earnings ($)	All Other Compensation ($)(c)	Total
Dean M. Flatt	$90,000	$105,000	—	—	—	$1,184	$196,184
S. Marce Fuller	$123,000	$70,000	—	—	—	$894	$193,894
Allen A. Kozinski	$97,500	$70,000	—	—	—	$1,011	$168,511
William B. Mitchell (d)	$20,250	$70,000	—	—	—	$717	$90,967
John R. Myers	$93,600	$70,000	—	—	—	$894	$164,494
John B. Nathman	$84,600	$70,000	—	—	—	$894	$155,494
Robert J. Rivet	$108,000	$70,000	—	—	—	$894	$178,894
William Sihler	$106,800	$70,000	—	—	—	$1,197	$177,997
Albert E. Smith	$110,100	$70,000	—	—	—	$894	$180,994

(a)

Represents all fees earned or paid in cash for services as a director, including annual retainer, board meeting fees, and committee chairman retainers paid in cash, stock, or a combination of the two at the election of the Director, and includes amounts deferred.

(b)

The values shown represent the aggregate grant date fair value for 2012 computed in accordance with FASB ASC Topic 718. In February 2012, each non-employee Director was awarded 1,787 shares of restricted common stock as annual stock grant, each having a full fair value of $70,000 based on the market value of the common stock on the grant date pursuant to FASB ASC Topic 718. In addition, Mr. Flatt received 892 shares of restricted common stock in February 2012 as an award for newly elected members to the Board of Directors having a full fair value of $35,000 based on the market value of the common stock on the grant date pursuant to FASB ASC Topic 718. The aggregate number of stock awards outstanding at December 31, 2012 are as follows: Flatt—2,679; Fuller—6,049; Kozinski—6,049; Myers—6,049; Nathman—6,661; Rivet—2,827; Sihler—6,533; and Smith—6,049.

(c)

Represents premium payments paid by the Company during the covered fiscal year for term life insurance and dividends paid on (x) annual restricted common stock grant and (y) annual retainer, board meeting fees, and committee chairman retainers paid in stock at the election of the Director.

(d)	Mr. Mitchell resigned from the Board and did not stand for election effective as of May 4, 2012.

Each non-employee director of the Company is paid an annual retainer of $45,000 plus $1,800 for each meeting of the Board of Directors and committees he or she personally attended or participated in by telephone conference call. The chairpersons of the Finance Committee and Committee on Directors and Governance of the Board of Directors are paid an additional annual retainer of $7,500. The chairpersons of Audit and Executive Compensation Committees of the Board of Directors are paid an additional annual retainer of $15,000. Pursuant to the Company’s 2005 Stock Plan for Non-Employee Directors, the Company’s non-employee Directors may elect to receive their annual retainer and meeting fees in the form of Company Common Stock, cash, or both and may elect to defer the receipt of such stock or cash. Each non-employee Director is also eligible for group term life insurance coverage in the amount of $150,000 for which the Company pays the premiums. The premiums paid on this insurance coverage for each Director is reported as income to the Director. In addition, each Director is also eligible for executive physicals at the Mayo clinic for the Director and his or her spouse, which the Company pays the cost and whose total value for each Director is generally less than $10,000.

In addition to the annual retainer and meeting fees described above, under the Company’s 2005 Stock Plan for Non-Employee Directors, the Company, acting through the Committee on Directors and Governance has the authority to make equity grants to non-employee Directors. Effective February, 2013, each non-employee Director was granted 1,907 shares of restricted Common Stock based on a market value of $70,000 on the grant date. The Company grants each newly-appointed Director upon appointment a grant of restricted Common Stock valued at $35,000 based on the market value of the Common Stock on the grant date with such shares subject to forfeiture based upon failing to remain on the Board for a five year period. In 2005, the Directors adopted a policy that each Director must accumulate a total position in the Company’s Common Stock with a value of three times the annual retainer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act and the rules thereunder of the SEC require the Company’s Directors, Officers, and beneficial owners of more than 10% of the Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. SEC regulations require that the Company be furnished with copies of these reports. Personnel of the Company generally prepare these reports on behalf of the Directors and Officers on the basis of information obtained from each Director and Officer. Based solely on a review of these reports and on such information from the Directors and Officers, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act to be filed during the year ended December 31, 2012 were filed on time, except that (i) a report on Form 4 for John R. Myers reporting an open market or private sale of Common Stock on November 9, 2012 and December 14, 2012, respectively, was not filed on time and was filed under a Form 5 on January 14, 2013 and (ii) a report on Form 4 for Albert E. Smith reporting except transactions covering purchases of Common Stock on April 13, 2012, July 13, 2012, and October 19, 2012, respectively, through a dividend reinvestment account were not filed on time and were filed under a Form 5 on February 15, 2013.

Certain Relationships and Related Transactions

The Company’s legal department is primarily responsible for identifying relationships and transactions in which the Company and a director, executive officer or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by them, are participants to determine whether any of these related persons had or will have a direct or indirect material interest. In order to identify potential related person transactions, the Company’s legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions.

The Company’s corporate governance guidelines, applicable to Directors, and the Company’s code of conduct, applicable to all employees of the Company, including executive officers (copies of which may be viewed within the Corporate Governance section of the Company’s website at www.curtisswright.com and are available in print, without charge, upon written request to the Company’s Corporate Secretary), prohibits such individuals from engaging in specified activities without prior approval. These activities typically relate to conflict of interest situations where a director, executive officer or immediate family member may have significant financial or business interests in another company competing with or doing business with the Company, or who stands to benefit in some way from such a relationship or activity. If a director or executive officer believes that, as a result of a transaction with the Company, he or she has an actual or potential conflict of interest with the Company, he or she must promptly notify the Company’s General Counsel. In case of a transaction involving a director, he or she must also notify the Chairman of the Committee on Directors and Governance (or in case of a transaction involving the Chairman of the Committee on Directors and Governance, notify the members of the Committee on Directors and Governance).

The Board of Directors has responsibility for reviewing and approving or ratifying related person transactions. To the extent that a proposed related-person transaction may involve a director, such individual may not participate in any decision by the Board that in any way relates to the matter that gives rise to the conflict of interest.

Neither the corporate governance guidelines nor code of conduct specify the standards to be applied by the Board of Directors in reviewing transactions with related persons. However, the Company expects that in general the Board of Directors will consider all of the relevant facts and circumstances, including, if applicable, but not limited to: (i) the benefits to the Company; (ii) the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director, or an entity in which a Director is a partner, shareholder, or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available for similar transactions with unrelated third parties.

During fiscal year 2012, there were no proceedings to which any of our Directors, executive officers, affiliates, holders of more than five (5%) percent of our Common Stock, or any associate (as defined in the Proxy Rules) of the foregoing were adverse to the Company. During fiscal year 2012, none of our Directors, executive officers, holders of more than five (5%) percent of our Common Stock, or any members of their immediate family had a direct or indirect material interest in any transactions or series of transactions with the Company in which the amount involved exceeded or exceeds $120,000.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012:

•	None of the members of the Executive Compensation Committee was an officer (or former officer) or employee of the Company;

•

None of the members of the Executive Compensation Committee or any members of their immediate family entered into (or agreed to enter into) any transaction or series of transactions with the Company in which the amount involved exceeded or exceeds $120,000;

•

None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if there was no such committee, the entire board of Directors) of another entity where one of that entity’s executive officers served on the Company’s Executive Compensation Committee;

•	None of the Company’s executive officers was a Director of another entity where one of that entity’s executive officers served on the Company’s Executive Compensation Committee; and

•

None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if there was no such committee, the entire board of Directors) of another entity where one of that entity’s executive officers served as a Director on the Company’s Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of February 15, 2013 for the beneficial ownership of common stock by (a) each stockholder who, to the Company’s knowledge, is the beneficial owner of more than 5% of the outstanding shares of any class of Common Stock, (b) each current Director of the Company, (c) each nominee for election as a Director of the Company, (d) each of the executive officers of the Company named in the Summary Compensation Table above (the “Named Executive Officers”), and (e) all current Directors and executive officers of the Company as a group. The percentages in the third column are based on 46,688,427 shares of Common Stock outstanding on February 15, 2013. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly or indirectly by the individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations. Inclusion in the table of shares not owned directly by the Director or Named Executive Officer does not constitute an admission that such shares are beneficially owned by the Director or Named Executive Officer for any other purpose.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Class
GAMCO Asset Management Inc.	4,319,334	(a)	9.2%
BlackRock, Inc.	4,051,514	(b)	8.7%
Singleton Group LLC	3,762,960	(c)	8.1%
The Vanguard Group	2,486,054	(d)	5.3%
Allianz Global Investors U.S. Holdings LLC	2,382,652	(e)	5.1%
David C. Adams	194,725	(f)(g)(h)	*
Martin R. Benante	575,265	(f)(g)(h)	1.2%
Dean M. Flatt	4,586	(f)(i)	*
S. Marce Fuller	16,076	(f)(j)	*
Dr. Allen A. Kozinski	20,664	(f)(i)	*
David J. Linton	221,958	(f)(g)(h)	*
John R. Myers	22,824	(f)(i)	*
John B. Nathman	12,063	(f)(i)	*
Thomas P. Quinly	98,219	(f)(g)(h)	*
Robert J. Rivet	1,040	(f)(i)	*
Dr. William W. Sihler	6,724	(f)	*
Albert E. Smith	15,293	(f)(i)(j)	*
Glenn E. Tynan	185,824	(f)(g)(h)	*
Directors and Executive Officers as a group (17 persons)	1,576,223	(k)	3.4%

*	Less than 1%.

(a)

Address is One Corporate Center, Rye, New York, 10580. The information as to the beneficial ownership of Common Stock by GAMCO Asset Management Inc. was obtained from Form 13F, dated February 12, 2013, filed with the Securities and Exchange Commission. Such Form 13F disclosed that at December 31, 2012, it possessed sole voting power with respect to 2,565,334 shares of Common Stock and no voting power with respect to 158,000 shares of Common Stock. Also, pursuant to Form 13F, dated February 12, 2013, filed with the Securities and Exchange Commission, Gabelli Funds, LLC, an affiliate of GAMCO Asset Management Inc., disclosed that at December 31, 2012, it possessed sole voting power with respect to 1,596,000 shares of Common Stock.

(b)

Address is 40 East 52nd Street, New York, New York, 10022. The information as to the beneficial ownership of Common Stock by BlackRock, Inc. was obtained from Amendment No. 3, dated February 4, 2013, to its statement on Schedule 13G, filed with the Securities and Exchange Commission. Such report discloses that at February 4, 2013, BlackRock, Inc. possessed sole voting and dispositive power with respect to 4,051,514 shares of Common Stock.

(c)

Address is 11661 San Vicente Boulevard, Suite 915, Los Angeles, California, 90049. The information as to the beneficial ownership of Common Stock by Singleton Group LLC was obtained from Amendment No. 2, dated August 17, 2007, to its statement on Schedule 13D, filed with the Securities and Exchange Commission. Such report discloses that at August 17, 2007: (1) the Singleton Group LLC possessed shared voting and dispositive power with respect to 3,762,960 shares of Common Stock, (2) Christina Singleton Mednick possessed shared voting and dispositive power with respect to 3,762,960 shares of Common Stock, (3) William W. Singleton possessed shared voting and dispositive power with respect to 3,762,960 shares of Common Stock, and (4) Donald E. Rugg possessed shared voting and dispositive power with respect to 3,762,960 shares of Common Stock and sole voting and dispositive power with respect to 56 shares of Common Stock.

(d)

Address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information as to the beneficial ownership of Common Stock by The Vanguard Group was obtained from Schedule 13G, dated February 7, 2013, filed with the Securities and Exchange Commission. Such report discloses that at February 7, 2013, The Vanguard Group: (1) possessed sole voting power with respect to 72,539 shares of Common Stock, (2) sole dispositive power with respect to 2,416,115 shares of

Common Stock, and (3) possessed shared dispositive power with respect to 69,939 shares of Common Stock.

(e)

Address is 680 Newport Center Drive, Suite 250, Newport Beach, California 92660. The information as to the beneficial ownership of Common Stock by Allianz Global Investors U.S. Holdings LLC was obtained from Schedule 13G, dated February 7, 2013, filed with the Securities and Exchange Commission. Such report discloses that at February 7, 2013: (1) NFJ Investment Group LLC, Allianz Global Investors Europe GmbH, and Allianz Global Investors Managed Accounts LLC possessed sole voting power with respect to 2,250,958, 0, and 93,648 shares of Common Stock, respectively, and (2) NFJ Investment Group LLC, Allianz Global Investors Europe GmbH, and Allianz Global Investors Managed Accounts LLC possessed sole dispositive power with respect to 2,275,058, 13,946, and 93,648 shares of Common Stock, respectively.

(f)	Address is c/o Curtiss-Wright Corporation, 10 Waterview Boulevard, Parsippany, New Jersey, 07054.

(g)

Includes shares of Common Stock that the Named Executive Officers have the right to acquire through the exercise of stock options within 60 days of February 15, 2013 as follows: David C. Adams, 118,067; Martin R. Benante, 425,906; David J. Linton, 137,970; Thomas P. Quinly, 56,991; and Glenn E. Tynan, 114,464.

(h)

Includes shares of time-based restricted Common Stock (granted under the Company’s 2005 Long-Term Incentive Plan) that vest on the third anniversary of the date of grant as follows: David C. Adams, 36,289; Martin R. Benante, 73,349; David J. Linton, 32,592; Thomas P. Quinly, 19,386; and Glenn E. Tynan, 27,240.

(i)

Includes shares of restricted Common Stock owned by the Directors as follows (and subject to forfeiture under the Company’s 2005 Stock Plan for Non-Employee Directors): Dean M. Flatt, 4,586; Allen A. Kozinski, 5,649; John R. Myers, 5,689; John B. Nathman, 5,649; Robert J. Rivet, 1,040; and Albert E. Smith, 5,649.

(j)	Share total rounded down to the next whole number of shares respecting fractional shares purchased pursuant to a broker dividend reinvestment plan.

(k)	Includes shares of Common Stock as indicated in the preceding footnotes.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2013, subject to the ratification by the Company’s stockholders as required by the By-laws of the Company. The Board of Directors requests that stockholders ratify such appointment. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, our Audit Committee will appoint another independent registered public accounting firm to perform such duties for the current fiscal year and submit the name of such firm for ratification by our stockholders at the next Annual Meeting of stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to make such statements and answer such questions as are appropriate.

Ratification of the appointment of Deloitte & Touche LLP will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy and voting at the Annual Meeting, assuming the presence of a quorum. As further discussed in the section titled “Broker non- votes” on page 2 of this Proxy Statement, if you own shares of Common Stock through a bank, broker or other holder of record and you do not instruct your bank, broker or other holder of record on how to vote on this “routine” proposal, your bank, broker or other holder of record will nevertheless have authority to vote your shares on this “routine” proposal in your banks’, brokers’ or other holders’ of record discretion.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

Disclosure about Fees

The following table presents the aggregate fees billed by our independent registered public accountants, Deloitte & Touche LLP, and their respective affiliates for the audit of our annual financial statements for the calendar years ended December 31, 2012 and 2011, as well as other services provided during those periods:

	2012	2011
Audit Fees (a)	$3,738,000	$3,134,000
Audit-Related Fees (b)	$1,112,000	$183,000
Tax Fees (c)	$167,000	$244,000
All Other Fees (d)	$0	$0

Total	$5,017,000	$3,561,000

(a)

Audit Fees consist of fees billed for services rendered for the annual audit of our consolidated financial statements, audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under the caption “Audit Fees”. The fees for 2012 and 2011 relate to due diligence in connection with potential acquisitions and a pension plan audit for one of our subsidiaries.

(c)

Tax Fees consist of fees billed for services rendered for tax compliance, tax advice, and tax planning. The fees for 2012 and 2011 relate principally to preparation of tax returns and other tax compliance services directly related to such returns.

(d)	All Other Fees consist of fees billed for products and services other than fees as reported in the above three categories.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by the independent accountants. The Audit Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent accountants. To facilitate the prompt handling of certain matters, the Audit Committee delegates to the Chief Financial Officer the authority to approve in advance all audit and non-audit services below $250,000 to be provided by the independent accountants so long as no individual service exceeds $50,000. For permissible non-audit services, we submit to the Audit Committee, at least quarterly, a list of services and a corresponding budget estimate that we recommend the Audit Committee engage the independent accountant to provide. We routinely inform the Audit Committee as to the extent of services provided by the independent accountants in accordance with this pre-approval policy and the fees incurred for the services performed to date. During fiscal year 2012, all of the Audit-Related Fees, Tax Fees, and All Other Fees in the table above were approved by the Audit Committee. The Company believes that none of the time expended on Deloitte & Touche LLP’s engagement to audit the Company’s financial statements for fiscal 2012 and 2011 was attributable to work performed by individuals other than Deloitte & Touche LLP’s full-time, permanent employees.

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Overview

The Board of Directors is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, the Board of Directors is providing the stockholders with an opportunity to provide an advisory vote on executive compensation (commonly known as a “say on pay” proposal). The Board of Directors recognizes that providing stockholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs. At the 2012 Annual Meeting of stockholders, approximately 96% of the shares voted in favor of the advisory resolution concerning the compensation of the Named Executive Officers. The Company’s next Say on Pay vote after this annual meeting will occur at the 2014 Annual Meeting of stockholders. The Company will continue to hold this vote annually until another vote on frequency occurs, which will be no later than the 2017 Annual Meeting of stockholders. The Company’s executive compensation program and practices are fully described in the “Compensation Discussion and Analysis” section and other table and narrative disclosures in this Proxy Statement.

Compensation Process and Objectives

Following the 2012 Annual Meeting of stockholders, the Executive Compensation Committee continued to meet with its independent external compensation consultant, Farient Advisors LLC, to further consider and address issues encountered with the executive compensation program design and philosophy. Additionally, the Executive Compensation Committee continued to obtain feedback, advice, and recommendations on compensation best practices from Farient Advisors LLC and also reviewed the Company’s performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.

These actions resulted in certain changes to the compensation program for executives in 2013 that continues to achieve the following compensation philosophy and objectives:

•	Offers an executive compensation program that is competitive and that helps the Company attract, motivate and retain top performing executives;

•	Targets pay levels at 50th percentile of comparable companies within the Company’s broad industries;

•

Links compensation to performance through a pay-for-performance philosophy that includes a significant portion of the named executive officers compensation tied to achievement of strategic financial goals; and

•

Aligns the interests of the Company’s executive officers and stockholders through equity-based compensation and stock ownership guidelines. A significant portion of the Company’s equity-based compensation is variable, based on defined performance goals linked to the Company’s corporate strategy with an emphasis on relative total stockholder return.

Significant Executive Compensation Actions

The table below sets forth the changes for 2013 to the executive compensation practices adopted by the Board of Directors in 2011 and approved by the stockholders in May 2012. As in 2012, management reached out to the Company’s 20 largest shareholders to review this year’s changes to the Company’s executive compensation program.

2012 Executive Compensation Practices			Changes to Executive Compensation Practices for 2013

•	Target pay shift to 50th percentile for		•	Continue to shift pay closer to 50th
	similar sized peers			percentile by continuing to lower the
	—	NEOs annual incentive/long-term		incentive target opportunities of the
		incentive targets reduced and adjusted		Named Executive Officers
over 3 years to meet 50th percentile
•	NEO Individual weighting 20% of annual		•	No change from 2012
incentive goal
•	Annual Incentive Financial Measures		•	Annual Incentive Financial Measures
	—	Relative Operating Income Margin vs.		—	Operating Income vs. target
		Peers		—	Operating Cash Flow vs. target
	—	Cash Flow from Operations Conversion	•	Implemented a more rigorous benchmarking
		vs. Peers		process vs. peers
•	Long Term Incentive Mix		•	Long Term Incentive Mix
	—	0% Stock Options		—	0% Stock Options
	—	30% Restricted Share Units		—	30% Restricted Share Units
	—	30% Performance Share Units		—	40% Performance Share Units
	—	40% Cash-Based Performance Units		—	30% Cash-Based Performance Units
•	Performance Share Unit Measures		•	No change from 2012
	—	Total Shareholder Return vs. Peers
•	Cash-Based Performance Unit measures		•	Cash-Based Performance Unit measures
	—	Return on Capital vs. Peers		—	Return on Net Assets vs. target
	—	Sales Growth vs. Peers		—	Sales Growth vs. target
			•	Implemented a more rigorous benchmarking process vs. peers
•	CEO voluntarily forfeited single trigger		•	No change from 2012
Change in Control (CIC) provision
•	Eliminated future CIC agreements with
excise tax gross-ups
•	Commitment to keep burn rate close to 2%		•	No change from 2012

Because the Company awards its long-term incentives in November, the actions discussed in the above table relate to the setting of the November 2012 grant date award, which covers the performance period January 1, 2013 to December 31, 2015. Other actions, such as changes to the annual incentive plan, relate to the 2013 performance period and are not reflected in 2012’s annual incentive compensation payments.

The changes made to the executive compensation program were implemented on a prospective basis, effective November 2012. Because the changes are prospective, and not retrospective, the changes do not affect awards made in previous years. Incentive compensation awards granted on or after November 2012 are based on Company performance starting in 2013 and subsequent years, as applicable. Therefore, the total compensation amounts shown in the Summary Compensation Table in this Proxy Statement include amounts not only for the new grants (to be paid as earned in the future), but also for payouts of awards made under the prior executive compensation program, which represent the majority of the total amounts shown in that table. This is pointed out to underscore the fact that the current and future executive compensation program is much different than the one prior to 2012, but the amounts reported still reflect certain payouts made under the prior program which were based largely on attainment of internal performance goals.

The Board recommends that stockholders support this new compensation program since it is responsive to stockholder feedback and meets the compensation objectives of the Company, by voting on the following resolution:

“RESOLVED, that the stockholders of Curtiss-Wright Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and accompanying narrative disclosure therein.”

This vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. It will not overrule any decisions made by the Board of Directors or the Executive Compensation Committee, or require the Board of Directors or the Executive Compensation Committee to take any specific action. The Board of Directors and the Executive Compensation Committee value the opinions of the stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Board of Directors will consider the stockholder concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Adoption of this resolution will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy and voting at the Annual Meeting, assuming the presence of a quorum. As further discussed in the section titled “Broker non-votes” on page 2 of this Proxy Statement, if you own shares of Common Stock through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares of Common Stock so that your vote can be counted on this Proposal Three.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE
OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

The SEC has adopted rules governing the delivery of annual disclosure documents that permit us to send a single set of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of the proxy materials in the mail, a single set of our annual report and proxy statement, to any household at which two or more stockholders reside if we believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This rule benefits both stockholders and the Company. It reduces the volume of duplicate information received and helps to reduce our expenses. Each stockholder will continue to receive a separate proxy card if they received a paper copy of the proxy materials in the mail. If your household received a single set of such disclosure documents for this year, but you would prefer to receive your own copy now or in the future, please contact our transfer agent, Broadridge Financial Solutions, Inc., by calling their toll-free number, 1-800-542-1061, or writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy of such disclosure documents will be promptly provided to you upon receipt of your request. Stockholders sharing an address who are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or our proxy statement and annual report, as applicable, and who wish to receive a single copy of such materials in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

DEADLINE FOR RECEIPT OF STOCKHOLDER
PROPOSALS FOR 2014 ANNUAL MEETING

Pursuant to regulations of the SEC, stockholders who intend to submit proposals for inclusion in our proxy materials for the 2014 Annual Meeting must do so no later than December 2, 2013. This requirement is separate from the SEC’s other requirements that must be met to have a stockholder proposal included in our proxy statement. In addition, this requirement is independent of certain other notice requirements of our Amended and Restated By-laws described below. All stockholder proposals and notices should be submitted to Corporate Secretary, Curtiss-Wright Corporation, 10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054. The attached proxy card grants the proxy holder discretionary authority to vote on any matter raised and presented at the Annual Meeting. Pursuant to amended SEC Rule 14a-4(c)(1), we will exercise discretionary voting authority to the extent conferred by proxy with respect to stockholder proposals received after February 14, 2014.

If a stockholder of record wishes to nominate Directors or bring other business to be considered by stockholders at the 2014 Annual Meeting, such proposals may only be made in accordance with the following procedure. Under our current Amended and Restated By-laws, nominations of Directors or other proposals by stockholders must be made in writing to our offices no later than February 10, 2014 and no earlier than January 11, 2014. However, if the date of the 2014 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2013 Annual Meeting, then such nominations and proposals must be delivered in writing to the Company no earlier than 120 days prior to the 2014 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2014 Annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting is first made.

Please note that these requirements relate only to matters proposed to be considered for the 2014 Annual Meeting. They are separate from the SEC’s requirements to have stockholder proposals included in the Company’s 2014 proxy statement.

2012 ANNUAL REPORT ON FORM 10-K

Any stockholder wishing to receive, without charge, a copy of the Company’s 2012 Annual Report on Form 10-K (without exhibits) filed with the SEC, should write to the Corporate Secretary, Curtiss-Wright Corporation, 10 Waterview Boulevard, Second Floor, Parsippany, New Jersey 07054. Exhibits to the Form 10-K will be furnished upon written request and payment of the Company’s expenses in furnishing such documents. The Company’s 2012 Annual Report on Form 10-K is also available free of charge through the Investor Relations section of the Company’s website at www.curtisswright.com.

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

The Board of Directors does not intend to present for action at this Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

By Order of the Board of Directors

Michael J. Denton
Corporate Secretary

Dated: March 28, 2013

Appendix A

CURTISS-WRIGHT CORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Friday, May 10, 2013. A combined Proxy Statement/2012 Annual Report on Form 10-K and informational brochure to security holders are available at: www.proxyvote.com.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF CURTISS-WRIGHT CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 10, 2013

The undersigned hereby constitutes and appoints MARTIN R. BENANTE, GLENN E. TYNAN and MICHAEL J. DENTON, and each of them, as proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of common stock, par value $1.00 per share, of Curtiss-Wright Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 10, 2013, at the Sheraton Parsippany Hotel, 199 Smith Road, Parsippany, New Jersey 07054, commencing at 10:00 a.m. local time, or any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, respecting the following matters described in the accompanying proxy statement and, in their discretion, on other matters which come before the meeting.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the Director nominees listed in Proposal One; and FOR Proposals Two and Three. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the proxy statement with respect thereto, the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission, and informational brochure to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

PROXY VOTING INSTRUCTIONS

VIA MAIL: Date, sign and mail your proxy card in the envelope provided as soon as possible.

OR

VIA TELEPHONE: Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. Please have your control number and proxy card available when you call.

OR

VIA INTERNET: Access “www.proxyvote.com” and follow the on-screen instructions.

Have your control number available when you access the web page.

COMPANY NUMBER:

ACCOUNT NUMBER:

CONTROL NUMBER:

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

A-1

The Board of Directors recommends a vote FOR the Director nominees listed in Proposal One;
and FOR Proposals Two and Three.

1. Election of Directors.

[ ]	FOR all nominees listed below (except as marked to the contrary)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

Martin R. Benante, Dean M. Flatt, S. Marce Fuller, Allen A. Kozinski,
John R. Myers, John B. Nathman, Robert J. Rivet, William W. Sihler and Albert E. Smith

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE’S NAME(S) IN THE SPACE PROVIDED BELOW:

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

     ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

3. Proposal on advisory (non-binding) vote on Executive Compensation.

     ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

To change the address on your account, please check this box [  ] and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

SIGNATURES

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder_______________________________________________ Date:________________

Signature of Stockholder_______________________________________________ Date:________________

A-2

CURTISS-WRIGHT CORPORATION C/O
BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54461-P36992	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CURTISS-WRIGHT CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors

Nominees:

01) Martin R. Benante	06) John B. Nathman
02) Dean M. Flatt	07) Robert J. Rivet
03) S. Marce Fuller	08) William W. Sihler
04) Allen A. Kozinski	09) Albert E. Smith
05) John R. Myers

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2. To Ratify the Appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013						☐	☐	☐

3. An advisory (non-binding) vote on Executive Compensation						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Friday, May 10, 2013. A combined Proxy Statement/2012 Annual Report on Form 10-K and informational brochure to security holders are available at: www.proxyvote.com

M54462-P36992

CURTISS-WRIGHT CORPORATION Annual Meeting of Stockholders May 10, 2013 10:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints MARTIN R. BENANTE, GLENN E. TYNAN and MICHAEL J. DENTON, and each of them, as proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of common stock, par value $1.00 per share, of Curtiss-Wright Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 10, 2013, at the Sheraton Parsippany Hotel, 199 Smith Road, Parsippany, New Jersey 07054, commencing at 10:00 a.m. local time, or any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, respecting the matters listed on the reverse side as described in the accompanying proxy statement and, in their discretion, on other matters which may properly come before the meeting. When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s).

If no direction is given, this proxy will be voted FOR the Director nominees listed in Proposal One; and FOR Proposals Two and Three. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the proxy statement with respect thereto, the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission, and informational brochure to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side